Exhibit 10.5

Execution Copy

PREFERRED STOCK PURCHASE AGREEMENT

by and among

TRISTATE CAPITAL HOLDINGS, INC.

and

THE PURCHASERS NAMED HEREIN

April 24, 2012

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6.17 Tax Matters	12

6.18 Contracts and Commitments	14

6.19 Employees	16

6.20 ERISA	16

6.21 Compliance with Laws	17

6.22 Affiliated Transactions; Insider Loans	17

6.23 Intellectual Property Rights	18

6.24 Litigation, Etc	19

6.25 Insurance	19

6.26 Real Property	19

6.27 Environmental Liability	20

6.28 Disclosure	21

6.29 Mortgage Banking Business	21

6.30 Loan Portfolio	22

6.31 Securities Portfolio	22

6.32 Brokerage	23

6.33 Absence of Certain Developments	23

6.34 Fiduciary Accounts	24

6.35 Compliance with Servicing Obligations	24

6.36 TARP Capital Purchase Program	24

6.37 Extension of De Novo Period of the Bank	25

ARTICLE 7 REPRESENTATIONS AND WARRANTIES OF EACH PURCHASER	25

7.1 Organization, Power and Authority	25

7.2 Authorization	25

7.3 Noncontravention	25

7.4 Investment Representations and Warranties	26

7.5 Litigation, Etc	26

7.6 Availability	26

ARTICLE 8 MISCELLANEOUS	26

8.1 Fees and Expenses	26

8.2 Absence of Control	27

8.3 Voting	27

8.4 Additional Regulatory Matters	27

8.5 Press Release and Announcements; Confidential Information	28

8.6 Survival of Representations and Warranties; Indemnification	29

8.7 Indemnification Procedure.	30

8.8 Further Assurances	31

8.9 Remedies	31

8.10 Amendments and Waivers	31

8.11 Successors and Assigns; No Third Party Beneficiaries	32

8.12 Severability	32

8.13 Counterparts	32

8.14 Defined Terms; Descriptive Headings; Interpretation	32

8.15 Entire Agreement	32

8.16 Schedules	33

8.17 Governing Law	33

8.18 Notices	33

8.19 Construction	33

8.20 Consent to Jurisdiction	34

8.21 Waiver of Jury Trial	34

EXHIBITS

Exhibit A-1 – Certificate of Designation of Perpetual Convertible Preferred Stock, Series C of the Corporation

Exhibit A-2 – Amendment to Articles of Incorporation of the Corporation

Exhibit B – Registration Rights Agreement

Exhibit C – Amended and Restated By-laws of the Corporation

Exhibit D – Amended and Restated By-laws of the Bank

Exhibit E – Opinion of Counsel for the Corporation

ANNEXES

Purchasers Conditions Annex

Corporation Conditions Annex

Covenants Annex

SCHEDULES

Affiliated Transactions Schedule

Assets Schedule

Authorization & Consent Schedule

Brokerage Schedule

Capitalization Schedule

Compliance Schedule

Contracts Schedule

Developments Schedule

Employee Benefits Schedule

Employees Schedule

Extension of De Novo Period Schedule

Financial Statements Schedule

Insider Loans Schedule

Insurance Schedule

Intellectual Property Schedule

Investments & Subsidiaries Schedule

Liabilities Schedule

Litigation Schedule

Loan Portfolio Schedule

Mortgage Banking Schedule

No Restrictions Schedule

Real Property Schedule

Regulatory Issues Schedule

Restrictions Schedule

Securities Portfolio Schedule

Taxes Schedule

Schedule A

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PREFERRED STOCK PURCHASE AGREEMENT

This Preferred Stock Purchase Agreement is made and entered into as of April 24, 2012, by and among TriState Capital Holdings, Inc., a Pennsylvania corporation (the “Corporation”) and the sole shareholder of TriState Capital Bank, a Pennsylvania chartered bank (the “Bank”), and each of LM III TriState Holdings LLC (“LM III”) and LM III-A TriState Holdings LLC (“LM III-A”). LM III and LM III-A are sometimes referred to herein collectively as the “Purchasers” and each as a “Purchaser.” The Corporation and the Purchasers are sometimes referred to herein collectively as the “Parties” and individually as a “Party.” Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Definitions Annex.

WHEREAS, the Purchasers desire to purchase from the Corporation, and the Corporation desires to sell to the Purchasers, shares of the Corporation’s Perpetual Convertible Preferred Stock, Series C, no par value per share (the “Series C Preferred”), on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants, agreements and understandings contained herein, and intending to be legally bound, the Parties agree as follows:

ARTICLE 1

PURCHASE AND SALE; CLOSING

1.1 Authorization of Issuance and Sale of the Series C Preferred. The Corporation shall authorize the issuance and sale to the Purchasers of 48,780.488 shares of Series C Preferred of the Corporation. The Series C Preferred shall have the rights and preferences set forth in the Corporation’s Certificate of Designation of Perpetual Convertible Preferred Stock, Series C in the form attached hereto as Exhibit A.

1.2 Purchase and Sale of the Series C Preferred. At the Closing (as defined in Section 1.3 below), the Corporation shall sell and deliver to the Purchasers good and marketable title to, free and clear of all Encumbrances (in accordance with the percentages set forth on Schedule A) and, subject to the terms and conditions set forth herein, and the Purchasers (in accordance with the percentages set forth on Schedule A) shall purchase from the Corporation, the Series C Preferred Shares, at a price per share equal to the Preferred Purchase Price.

1.3 Closing. The closing of the purchase and sale of the Series C Preferred to be purchased pursuant to Section 1.2 (the “Closing”) shall take place at a time and date as shall be agreed upon by the Parties hereto, but in no event later than the third business day following the date on which the conditions to Closing set forth in this Agreement shall have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to fulfillment or waiver of those conditions), at the offices of Keevican Weiss Bauerle & Hirsch LLC located at 1001 Liberty Avenue, 11th Floor, Federated Investors Tower, Pittsburgh, Pennsylvania 15222, or remotely via electronic or other exchange of documents and signature pages, or at such other date or location as shall be agreed upon by the Parties hereto. The date of the Closing is referred to as the “Closing Date.”

ARTICLE 2

CONDITIONS OF THE OBLIGATIONS OF THE PURCHASERS AT CLOSING

The obligation of each Purchaser to purchase and pay for the applicable Series C Preferred at the Closing is subject to the satisfaction or waiver as of the Closing of the conditions set forth on the Purchasers Conditions Annex. Any condition specified in the Purchasers Condition Annex may be waived by the Purchasers; provided that no such waiver will be effective unless it is set forth in a writing executed by each Purchaser.

ARTICLE 3

CONDITIONS OF THE OBLIGATIONS OF THE CORPORATION AT CLOSING

The obligation of the Corporation to consummate the transactions contemplated hereby at the Closing are subject to the satisfaction or waiver as of the Closing of the conditions set forth on the Corporation Conditions Annex. Any condition specified in the Corporation Conditions Annex may be waived by the Corporation; provided that no such waiver will be effective unless it is set forth in a writing executed by the Corporation.

ARTICLE 4

PRE-CLOSING COVENANTS

4.1 Exclusivity. Without the prior written consent of each Purchaser (which consent may be withheld at such Purchaser’s sole discretion) until the earlier of (x) the date of the Closing and (y) the date on which this Agreement is terminated in accordance with its terms, the Corporation agrees not to (and will not permit any of its Subsidiaries or Affiliates, or any employee, officer, director, partner, agent, trustee, representative or other Person acting on its behalf or any entity under its control or at its direction to), directly or indirectly, sell or agree to sell to any other Person, discuss or negotiate with any other Person a possible sale of, or solicit or accept any offer to purchase from any other Person, all or any part of the Corporation’s or its Subsidiaries’ Equity Securities or assets (whether such transaction takes the form of an issuance or sale of common stock or other securities, merger, consolidation, sale of assets, liquidation, dissolution, refinancing, recapitalization, reorganization or otherwise), or provide any information to any other Person concerning the Corporation or its Subsidiaries. The Corporation represents and warrants that it has ceased all discussions with all Persons (other than the Purchasers) regarding all of the foregoing, and that none of the Corporation, its Subsidiaries or any of their respective officers, directors, affiliates, partners, trustees, agents or representatives is a party to or bound by any agreement relating to any of the foregoing, other than agreements with Purchasers.

4.2 Affirmative Covenants of the Corporation. Prior to the Closing Date, unless the Purchasers otherwise agree in writing, the Corporation and each of its Subsidiaries shall conduct its business and operations only in the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency). In addition, prior to the Closing Date (unless the Purchasers otherwise agree in writing), the Corporation and each of its Subsidiaries shall:

(a) maintain policies and practices with respect to liquidity management and cash flow planning, marketing, deposit origination, lending, budgeting, profit and tax planning, accounting or any other material aspect of its business or operations in the ordinary course of business;

(b) maintain an allowance for loan and lease losses which is adequate in all respects to provide for losses, net of recoveries relating to loans previously charged off, on outstanding loans and leases, and charge off any loans or leases that would be deemed uncollectible in accordance with GAAP or any Laws;

(c) file in a timely manner all required filings with all Governmental Entities and cause such filings to be true and correct in all material respects;

(d) use commercially reasonable efforts to carry on the business of the Corporation and its Subsidiaries in the same manner as presently conducted and to keep the business organization and properties of the Corporation and its Subsidiaries intact (including its present business operations, physical facilities, working conditions and employees, and its present relationships with lessors, licensors, suppliers and customers and others having business relations with it);

(e) promptly (once any officer or director of the Corporation obtains knowledge thereof) inform Purchasers in writing of any material variances from the representations and warranties contained in Article 6 or any material breach of any covenant hereunder by the Corporation; and

(f) cooperate with the Purchasers and use all best efforts to cause the conditions to the Purchasers’ obligation to close to be satisfied (including the execution and delivery of all agreements contemplated hereunder to be so executed and delivered and the making and obtaining of all third party and governmental notices, filings, authorizations, approvals, consents, releases and terminations); provided, however, that, in no event will the Corporation or any of its Affiliates be obligated to:

(i) without limiting clause (f)(ii) below, (x) propose or accept any divestiture of any of the Corporation’s or any of its Affiliates’ assets, or (y) accept any operational restriction on the Corporation’s or any of its Affiliates’ business, or agree to take any action that limits the Corporation’s or any of its Affiliates’ commercial practices in any way that would require them to obtain any consent, acceptance or approval of any Governmental Entity to consummate the transactions contemplated hereby; or

(ii) propose or agree to accept any term or condition or otherwise modify the terms of this Agreement or any other Transaction Document to obtain any consent, acceptance, or approval of any Governmental Entity to the consummation of the transactions contemplated by this Agreement and the other Transaction Documents if such term, condition, modification or confirmation would (x) materially adversely affect (with respect to the Corporation or its Affiliates) any material term of the transactions, or (y) adversely affect (with respect to the Corporation or its Affiliates) any material financial term of the transactions contemplated by this Agreement and the other Transaction Documents.

4.3 Negative Covenants of the Corporation. Except as otherwise expressly contemplated by this Agreement, prior to the Closing Date, without the Purchasers’ prior written consent, neither the Corporation nor any of its Subsidiaries shall:

(a) take any action requiring disclosure under Section 6.33 other than in the ordinary course of business;

(b) make any loans or enter into any transaction with any Insider other than in the ordinary course of business;

(c) declare, pay, make or otherwise effectuate any dividends, distributions, redemptions, equity repurchases or other transactions involving the Corporation’s capital stock other than dividends required to be declared, paid or made with respect to the Corporation’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A (“TARP Series A Preferred Stock”) and Fixed Rate Cumulative Perpetual Preferred Stock, Series B (“TARP Series B Preferred Stock”) pursuant to the Certificates of Designation of such series of stock;

(d) incur any Indebtedness other than in the ordinary course of business;

(e) terminate, modify, enter into any new, or amend any existing, material contracts, agreements, commitments or Licenses to which the Corporation or any of its Subsidiaries is a party or is bound or relating to the businesses of the Corporation and its Subsidiaries other than in the ordinary course of business;

(f) fail to take any action which failure would reasonably be anticipated to have a Material Adverse Effect;

(g) make any loan or commitment to make, renew, extend the term or increase the amount of any loan to any Person if such loan or any other loans to such Person or an Affiliate of such Person is on the “watch list” or similar internal report of the Corporation or any Subsidiary, or has been classified by the Corporation, any Subsidiary or Governmental Entity as “substandard,” “doubtful,” “loss,” or “other loans specially mentioned” or listed as a “potential problem loan” or for which a “troubled asset report” has been produced; and

(h) agree to do any of the foregoing or negotiate or have any discussions with any Person with respect to any of the foregoing.

4.4 Access to Information. The Purchasers may make or cause to be made such investigation of the business and properties of the Corporation and its Subsidiaries as they deem necessary or advisable to familiarize themselves therewith. Subject to the applicable Confidentiality Agreement, the Corporation, the Bank and their respective officers, directors, employees and agents shall permit each Purchaser and its employees, agents, accounting, legal and other authorized representatives and representatives of the financial institutions which are considering participation in the financing of this transaction to (a) have full access to the premises, books and records of the Corporation and its Subsidiaries at reasonable hours, (b) visit and inspect any of the properties of the Corporation and its Subsidiaries and (c) discuss the affairs, finances and accounts of the Corporation and its Subsidiaries with the directors, officers, key employees, key customers, key sales representatives, key suppliers and independent accountants of the Corporation and its Subsidiaries.

4.5 Termination. This Agreement may be terminated as between the Corporation and the Purchasers at any time prior to the Closing: (a) by the mutual written consent of the Corporation and the Purchasers; (b) by the Purchasers or the Corporation, if there has been a material misrepresentation or material breach on the part of the Corporation (in the case of such Purchasers’ right to terminate) or the Purchasers (in the case of Corporation’s right to terminate) of the representations, warranties or covenants set forth in this Agreement (including in the Schedules or Exhibits hereto) or if events have occurred which have made it impossible to satisfy a condition precedent to the terminating Party’s obligations to consummate the transactions contemplated hereby unless such terminating Party’s breach of this Agreement has caused the condition not to be satisfied; (c) by the Purchasers, if between the date hereof and the Closing Date the Corporation sells, issues, transfers, contributes, distributes or otherwise disposes of any securities (including options and warrants and any other Equity Securities) or assets of the Corporation or any of its Subsidiaries other than in the ordinary course of business; or (d) by the Purchasers or the Corporation if the Closing has not occurred on or prior to August 31, 2012; provided that neither the Purchasers nor the Corporation may terminate this Agreement pursuant to this Section 4.5 if such Party’s breach of this Agreement has prevented the consummation of the transactions contemplated hereby at or prior to such time. In the event of termination of this Agreement by the Purchasers or the Corporation as provided in this Section 4.5, this Agreement shall immediately terminate and become void and of no further force or effect as between the Corporation and the Purchasers, and there shall be no liability on the part of either the Corporation or the Purchasers to any other Party or its shareholders or directors or officers under this Agreement; provided that the provisions of this Section 4.5, Article 8, and the Confidentiality Agreements shall survive such termination and shall continue in full force and effect; provided, further, that nothing herein shall relieve any Party from liability for any breach of this Agreement prior to such termination.

ARTICLE 5

COVENANTS

The Corporation and its Subsidiaries shall at all times comply with the covenants set forth in the Covenants Annex for so long as the Purchasers (or its permitted successors and assigns) hold Equity Securities of the Corporation comprising at least twenty-five percent (25%) of the Equity Securities the Purchasers purchased pursuant to this Agreement.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF THE CORPORATION

On or prior to the date hereof, the Corporation has delivered to the Purchasers a complete set of Schedules setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations, warranties or covenants contained in this Agreement. As a material inducement to the Purchasers to enter into this Agreement and purchase the Series C Preferred hereunder, the Corporation hereby represents and warrants to the Purchasers as follows as of the date hereof, the Closing Date, and such other dates as may specifically be provided for in this Article 6 with respect to any representation and warranty:

6.1 Organization.

(a) The Corporation and each of its Subsidiaries are duly organized, validly existing and in good standing under the Laws of their respective jurisdictions of incorporation or organization and are qualified to do business in every jurisdiction in which failure to qualify, individually or in the aggregate, has had or would have a Material Adverse Effect. The Corporation is registered with the Board of Governors of the Federal Reserve System (the “Federal Reserve”) as a bank holding company under the Bank Holding Company Act of 1956, as amended, or any successor statute (the “BHC Act”). The Corporation and each of its Subsidiaries possess all requisite power and authority to own and operate their properties, to carry on their businesses as presently conducted and presently proposed to be conducted and to carry out the transactions contemplated by this Agreement and to execute and deliver the Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The Governing Documents of the Corporation and all of its Subsidiaries, copies of which have been provided to the Purchasers prior to the Closing, are true, complete and correct copies of such documents as in full force and effect as of the Closing.

(b) The Bank is a non-federal reserve member Pennsylvania chartered bank duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. The Bank has full power and authority, corporate and otherwise, to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary. The Corporation owns 100% of the Equity Securities of the Bank.

6.2 Equity Securities and Related Matters.

(a) Immediately prior to the Closing (and before giving effect to the transactions contemplated hereby), the authorized, issued and outstanding Equity Securities of the Corporation consist solely of the Equity Securities set forth on the Capitalization Schedule, which are held beneficially and of record as set forth on the Capitalization Schedule, free and clear of all Encumbrances. Immediately following the Closing and after giving effect to transactions contemplated hereby, the authorized, issued and outstanding Equity Securities of the Corporation shall consist solely of the Equity Securities set forth on the Capitalization Schedule, all of which shall be held beneficially and of record as set forth on the Capitalization Schedule, free and clear of all Encumbrances.

(b) Each of the Equity Securities referred to in Section 6.2(a) has been duly authorized and each such Equity Security has been validly issued, fully-paid and non-assessable (and with regard to the Series C Preferred, has not been issued in violation of any preemptive rights, will rank pari passu with or senior to all other series or classes of preferred stock, whether or not issued or outstanding, with respect to the payment of dividends and the distribution of assets in the event of any dissolution, liquidation or winding up of the Corporation). Except as set forth on the Capitalization Schedule, none of the Corporation or any of its Subsidiaries has any outstanding Equity Securities or securities or rights containing any profit participation features, or any rights or options to subscribe for or to purchase any equity appreciation rights or phantom equity-type rights. None of the Corporation or its Subsidiaries is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any Equity Securities, other than as expressly provided in or contemplated by this Agreement or as set forth on the Capitalization Schedule. Except as set forth on the Capitalization Schedule, there are no preemptive rights or rights of first refusal or other similar restrictions with respect to the purchase and sale of the Series C Preferred hereunder. Except for this Agreement, the Registration Rights Agreement and as set forth on the Capitalization Schedule, there are no agreements or understandings between or among the Corporation and the holders of any of its Equity Securities or, to the Knowledge of the Corporation, among any other Persons with respect to the voting or transfer of the Corporation’s Equity Securities (including registration rights) or with respect to any other aspect of its governance.

6.3 Subsidiaries; Investments. The Investments and Subsidiaries Schedule correctly sets forth and describes each Investment of the Corporation in another Person (to the extent not set forth on the Capitalization Schedule) and the name of each of the Corporation’s Subsidiaries and the jurisdiction of its organization. Except as set forth on the Investments and Subsidiaries Schedule, neither the Corporation nor any Subsidiary has had any Investment or has any obligation to make any Investments.

6.4 Authorization.

(a) The Corporation has the requisite corporate power and authority to execute, deliver and perform its obligations under the Transaction Documents and to consummate the transactions contemplated hereby. The execution, delivery and performance of the Transaction Documents by the Corporation and the consummation by the Corporation of the Transactions, including the issuance of the Series C Preferred and the reservation for issuance and the issuance of the Conversion Stock issuable upon conversion of the Series C Preferred, have been duly authorized by the Board and, other than as described at the beginning of this Section 6.4, no further corporate action on the part of the Corporation is required in connection therewith. Except as disclosed on the Authorization and Consent Schedule or as otherwise specified in this Section 6.4, no filing, consent or authorization is required by the Corporation, the Board or its shareholders with respect to the transactions contemplated hereby. The Transaction Documents have been duly executed and delivered by the Corporation and constitute, and, upon execution and delivery thereof by the Corporation as contemplated herein, will constitute, legal, valid and binding obligations of the Corporation, enforceable against the Corporation in accordance with their respective terms, except as such enforceability may be limited by general principles of equity, applicable bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies or as indemnification or contribution may be limited by the securities laws and public policy relating thereto.

(b) The execution, delivery and performance of each Transaction Document to which the Corporation and/or any Subsidiary is a party and the consummation of all of the transactions contemplated hereby and thereby have been duly authorized by the Corporation and/or such Subsidiary, as the case may be, and, to the extent required under their respective applicable Governing Documents or otherwise, its shareholders, directors, partners, managers and/or members. Each Transaction Document to which the Corporation and/or any Subsidiary is a party has been duly executed and delivered by the Corporation and/or such Subsidiary and constitutes valid and binding obligations of the Corporation and/or such Subsidiary, as the case may be, enforceable in accordance with its respective terms.

6.5 No Contravention. Except as set forth on the Restrictions Schedule, the execution and delivery by the Corporation and/or any Subsidiary of each Transaction Document to which the Corporation and/or such Subsidiary is a party, the consummation of the Transaction and the consummation of all of the other transactions contemplated hereby and thereby and the fulfillment of and compliance with the respective terms hereof and thereof by the Corporation and/or each Subsidiary, as the case may be, did not, do not and shall not, as the case may be, (a) conflict with or result in a breach or violation of, (b) constitute a default under (whether with or without the passage of time, the giving of notice or both), (c) result in the creation of any Lien or Encumbrance upon the Corporation’s Equity Securities or assets pursuant to, (d) give any third party the right to modify, terminate or accelerate, or cause any modification, termination or acceleration of, any obligation under, (e) create any right to payment or any other right (concurrently or with the passage of time and/or upon the occurrence of one or more events or conditions), or (f) require any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any third party or any Governmental Entity, the Corporation’s or any Subsidiary’s Governing Documents, or any Law to which the Corporation, any Subsidiary is subject, or any order, judgment or decree or any contract, agreement, instrument or document to which the Corporation or any Subsidiary is a party or is otherwise subject.

6.6 Financial Statements and Related Matters. Attached hereto to the Financial Statements Schedule are the following financial statements (the “Financial Statements”):

(a) the consolidated and consolidating audited balance sheet of the Bank as of December 31, 2010 and December 31, 2011 and the related statements of operation, cash flows and shareholders’ equity (or the equivalent) for the twelve (12) month period then ended; and

(b) the consolidated and consolidating unaudited balance sheet of the Corporation and its Subsidiaries as of March 31, 2012 (the “Latest Balance Sheet”) and the related statements of operation, cash flows and shareholders’ equity (or the equivalent) for the three (3) month period then ended.

Each of the foregoing Financial Statements (including the notes thereto, if any) is consistent with the books and records of the Corporation and its Subsidiaries (which books and records are accurate and complete in all material respects), presents fairly in all material respects the financial condition and results of operations and cash flows of the Corporation and its Subsidiaries as of the dates thereof and for the periods covered thereby and has been prepared in accordance with GAAP consistently applied throughout the periods covered thereby (subject, in the case of the unaudited Financial Statements, to the absence of footnote disclosures and, in the case of the Latest Balance Sheet, to normal year-end adjustments for recurring accruals (which shall not be material, individually or in the aggregate)).

6.7 Absence of Undisclosed Liabilities. Except as set forth on the Liabilities Schedule, neither the Corporation nor any Subsidiary have or will have any material obligation or liability (whether accrued, absolute, contingent, unliquidated or otherwise, whether known or unknown, whether due or to become due and regardless of when asserted) arising out of any transactions entered into, at or prior to the date hereof, or any action or inaction at or prior to the date hereof, or any state of facts existing at or prior to the date hereof, other than: (a) liabilities set forth on the liabilities side of the Latest Balance Sheet (including any notes thereto), (b) liabilities and obligations which have arisen after the date of the Latest Balance Sheet in the ordinary course of business (none of which is a liability resulting from noncompliance with any applicable Laws, breach of contract, breach of warranty, tort, infringement, claim or lawsuit) and (c) other liabilities that do not individually exceed $100,000 or in the aggregate exceed $250,000.

6.8 No Material Adverse Effect. Since December 31, 2011, (a) there has occurred no fact, event or circumstance which has had or would reasonably be expected to have a Material Adverse Effect and (b) the Corporation and each of its Subsidiaries has conducted its business only in the ordinary course of business.

6.9 Deposit Accounts. Depending on their nature and size, the deposit accounts of the Bank are insured up to the regulatory maximum amount provided by the Federal Deposit Insurance Corporation and no proceedings for the modification, termination or revocation of any such insurance are pending or, to the Knowledge of the Corporation, threatened or contemplated.

6.10 Governmental and Regulatory Proceedings. There is no action or proceeding to which the Corporation or any of its Subsidiaries is a party pending or, to the Knowledge of the Corporation, threatened or contemplated, before any Governmental Entity or self-regulatory organization (i) that challenges the validity or propriety of the transactions contemplated hereby or (ii) if determined adversely to the Corporation or any Subsidiary would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. To the Knowledge of the Corporation, no executive officer, director or employee of the Corporation or any of its Subsidiaries is the subject of any action or proceeding involving a claim of material breach of fiduciary duty relating to the Corporation or any of its Subsidiaries or is or may be permanently or temporarily enjoined by any order, judgment or decree of any Governmental Entity or self-regulatory organization from engaging in or continuing to conduct any of the businesses of the Corporation or any Subsidiary. No order, judgment or decree of any Governmental Entity or self-regulatory organization has been issued in any action or proceeding to which the Corporation or any of its Subsidiaries is or was a party that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

6.11 Agreements with Regulatory Agencies. Except as set forth on the Regulatory Issues Schedule, neither the Corporation nor any Subsidiary is subject to any cease-and-desist or other similar order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any capital directive by, or has adopted any board resolutions at the request of, or is subject to any supervisory letter from, or has been ordered to pay any civil money penalty by, or has adopted any policies or procedures at the request of, any Governmental Entity (each item in this sentence, a “Regulatory Agreement”), nor has the Corporation or any Subsidiary been advised by any such Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Regulatory Agreement. The Corporation and each Subsidiary are in compliance in all respects with each Regulatory Agreement to which it is party or subject, and neither the Corporation nor any Subsidiary has received any notice from any Governmental Entity indicating that either the Corporation or any Subsidiary is not in compliance in all material respects with any such Regulatory Agreement.

6.12 Risk Management Instruments. All derivative instruments, including, swaps, caps, floors and option agreements, whether entered into for the Corporation’s own account, or for the account of one or more of its Subsidiaries or its or their customers, were entered into (i) only in the ordinary course of business, (ii) in accordance with prudent practices and in all material respects with all applicable Laws and (iii) with counterparties believed to be financially responsible at the time; and each of such instruments constitutes the valid and legally binding obligation of the Corporation or one of its Subsidiaries, enforceable in accordance with its terms. Neither the Corporation or its Subsidiaries, nor, any other party thereto, is in breach of any of its obligations under any such agreement or arrangement.

6.13 No Restrictions. Except as set forth on the No Restrictions Schedule, neither the Corporation nor any Subsidiary is currently prohibited, directly or indirectly, under any order of any Governmental Entity (other than orders, regulations or policy statements applicable to bank holding companies and their subsidiaries generally), or any agreement or other instrument to which it is a party or is subject, from paying any dividends, from making any other distribution on its Equity Securities, from repaying any loans or advances or from transferring any of its properties or assets.

6.14 Governmental Permits.

(a) The Corporation and its Subsidiaries hold all permits that are required for the conduct of the businesses of the Corporation and its Subsidiaries as currently being conducted, each as amended through the date hereof, other than such miscellaneous permits the absence of which would not reasonably be expected, individually or in the aggregate to have a Material Adverse Effect.

(b) All regulatory permits are in full force and effect and have not been pledged or otherwise encumbered, assigned, suspended, modified, conditioned, or restricted in any material respect, canceled or revoked, and the Corporation and each of its Subsidiaries and, to the Knowledge of the Corporation, each of their respective executive officers and directors, have operated at all times, and are operating, in compliance in all material respects, with all terms thereof or any renewals thereof applicable to them. No event has occurred, nor has any notice been received, with respect to any of the regulatory permits which allow or result in, or after notice or lapse of time or both would reasonably be expected to result in, revocation, suspension, termination, modification or the imposition of any condition or restriction, thereof or would reasonably be expected to result in any other material impairment of the rights of the holder of any such regulatory permit.

(c) No Governmental Entity or self-regulatory organization has initiated any proceeding or investigation (other than examinations conducted in the ordinary course) into the business or operations of the Corporation or any Subsidiary, or, to the Knowledge of the Corporation, any executive officer or director thereof, or has instituted any proceeding seeking to revoke, cancel or limit any of the Corporation’s or its Subsidiaries’ permits, and neither the Corporation nor any Subsidiary, nor, to the Knowledge of the Corporation, any executive officer or director thereof has received any notice of any unresolved material violation by any Governmental Entity or self-regulatory organization with respect to any report or statement relating to any examination of the Corporation or any Subsidiary. Without limiting the generality of the foregoing, neither the Corporation nor any Subsidiary nor, to the Knowledge of the Corporation, any of their respective executive officers or directors or Persons performing similar duties has been enjoined, indicted, convicted or made the subject of a disciplinary proceeding, censure, consent decree, memorandum of understanding, cease and desist or administrative order on account of any violation of any Laws applicable to the Corporation or any of its Subsidiaries.

6.15 Reports. The Corporation and each Subsidiary has filed all reports, forms, correspondence, registrations, submissions, filings, documents and statements, together with any amendments required to be made with respect thereto (“Reports”), that it was required to file with any Governmental Entity, and all other reports and statements required to be filed by them, including any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, or any Governmental Entity and have paid all fees and assessments due and payable in connection therewith. Each Report, including the documents incorporated by reference in each, contained all of the information required to be included in it and, when it was filed and as of the date of each such Report, such Report did not, as of its date or if amended prior to the date of this Agreement, as of the date of such amendment, contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made in it, in light of the circumstances under which they are made, not misleading and complied with the applicable requirements of the applicable Governmental Entity.

6.16 Assets. Except as set forth on the Assets Schedule, the Corporation and each of its Subsidiaries has good and valid title to, a valid leasehold interest in, or a valid license to use, the properties and assets, tangible or intangible, used by them, located on their premises or shown on the Latest Balance Sheet or acquired thereafter (the “Assets”), free and clear of all Liens, except for properties and assets disposed of in the ordinary course of business since the date of the Latest Balance Sheet and except for Liens disclosed on the Latest Balance Sheet (including any notes thereto) and Permitted Encumbrances. Except as set forth on the Assets Schedule, all of the tangible Assets are in good condition and repair (ordinary wear and tear excepted) and are fit for use in the Corporation’s or its respective Subsidiary’s ordinary course of business. Except as set forth on the Assets Schedule, the Corporation’s Assets constitute all of the assets, properties and rights, whether tangible or intangible, necessary for the conduct of the Corporation’s business and each Subsidiary’s business as currently conducted or otherwise used by the Corporation or any Subsidiary during the past twelve (12) months in the conduct of their business. The real property, buildings, structures and equipment owned or leased by the Corporation and its Subsidiaries are in compliance with all building and development codes and other restrictions, including subdivision regulations, utility tariffs and regulations, conservation laws, zoning laws, ordinances and the Americans with Disabilities Act of 1990, as amended, and the regulations promulgated thereunder.

6.17 Tax Matters. Except as set forth on the Taxes Schedule:

(a) Each of the Corporation and its Subsidiaries has timely filed all Tax Returns required to be filed by it with any Tax authority, and each Tax Return filed, whether or not required, has been prepared in compliance with applicable Laws and is true, correct and complete.

(b) All Taxes payable by the Corporation or any of its Subsidiaries with respect to periods or portions of periods ending on or before the Closing Date have been paid when due or, if due on or after the Closing Date, are properly accrued on its books and records as of the Closing, and the Corporation and each of its Subsidiaries has properly withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any member, partners, shareholder, employee, creditor, independent contractor or other third party.

(c) There are no (and there have not been any) actions, suits, proceedings or audits or any notices of inquiry with respect to any of the foregoing pending against or with respect to the Corporation or any Subsidiary regarding Taxes or Tax Returns and no action, suit, proceeding or audit has been or, to the Corporation’s Knowledge, is currently threatened against or with respect to the Corporation or any Subsidiary regarding Taxes or Tax Returns.

(d) The accrual for Taxes on the Latest Balance Sheet would be adequate to pay all Tax liabilities of the Corporation and its Subsidiaries if their current tax year were treated as ending on the date of the Latest Balance Sheet.

(e) Neither the Corporation nor any of its Subsidiaries is a party to or bound by any Tax allocation or Tax sharing agreement, has any current or potential contractual obligation to indemnify any other Person with respect to Taxes, nor has any liability for the Taxes of any Person, as a transferee or successor, by contract, or otherwise.

(f) No claim has ever been made by a taxing authority in a jurisdiction where the Corporation or any Subsidiary does not file Tax Returns that the Corporation or any of its Subsidiaries is or may be subject to taxation by such jurisdiction.

(g) Neither the Corporation nor any of its Subsidiaries (i) is currently the beneficiary of any extension of time within which to file any Tax Return or (ii) has consented to extend the time, and is not the beneficiary of any extension of time, in which any Tax may be assessed or collected by any taxing authority.

(h) Neither the Corporation nor any Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the date of Closing; (ii) “closing agreement” as described in Code §7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the date of the Closing; (iii) intercompany transactions occurring at or prior to the Closing Date or any excess loss account in existence on the Closing Date described in Treasury Regulations under Code §1502 (or any corresponding or similar provision of state, local or foreign income Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; (v) prepaid amount received on or prior to the Closing Date; or (vi) election by the Corporation or any Subsidiary under Code §108(i).

(i) Each of the Corporation and its Subsidiaries has been taxed as a corporation for federal and all applicable state and local Tax purposes since the date of its formation.

(j) Each agreement, contract, plan, or other arrangement that is a “nonqualified deferred compensation plan” (as defined in Section 409A) of the Code to which the Corporation or any of its Subsidiaries is a party (collectively, a “Plan”) complies with and has been maintained in accordance with the requirements of Section 409A(a)(2), (3), and (4) of the Code and any U.S. Department of Treasury or Internal Revenue Service guidance issued thereunder so that no amounts under any such Plan are or have been subject to the interest and additional tax set forth under Section 409A(a)(1)(B) of the Code. Neither the Corporation nor any of its Subsidiaries has any actual or potential obligation to reimburse or otherwise “gross-up” any Person for the interest or additional tax set forth under Section 409A(a)(1)(B) of the Code.

(k) Neither the Corporation nor any Subsidiary is a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any “parachute payment” within the meaning of Code §280G (or any corresponding provision of state, local or foreign Tax law).

(l) Neither the Corporation nor any of its Subsidiaries is or has been a party to any “listed transaction” as defined in Code Section 6707A(c)(2) and Treas. Reg. Section 1.6011-4(b)(2).

(m) The Corporation has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii).

(n) Neither the Corporation nor any Subsidiary has received from any foreign, federal, state, or local taxing authority (including jurisdictions where neither the Corporation nor any Subsidiary has filed Tax Returns) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed by any taxing authority against the Corporation or any Subsidiary.

(o) The Taxes Schedule attached hereto lists all federal, state, local, and foreign income Tax Returns filed with respect to the Corporation or any Subsidiary for all of their taxable periods, indicates those Tax Returns that have been audited and indicates those Tax Returns that currently are the subject of audit. The Corporation and its Subsidiaries have made available to the Purchasers correct and complete copies of all federal income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by the Corporation or any Subsidiary filed or received.

(p) Neither the Corporation nor any Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(q) Since the date of the Latest Balance Sheet, neither the Corporation nor any Subsidiary has incurred any liability for Taxes outside the ordinary course of business.

(r) The consummation of the transactions contemplated hereby shall not cause the Corporation or any Subsidiary to undergo an “ownership change” within the meaning of Code §382 (or any corresponding provision of state, local or foreign Tax law).

6.18 Contracts and Commitments. Except for the Transaction Documents or as set forth on the Contracts Schedule, neither the Corporation nor any of its Subsidiaries is a party to or bound by any written or oral:

(a) pension, profit sharing, retirement, bonus, incentive, equity option or other plan or arrangement providing for current or deferred or other compensation to employees or independent contractors or any other employee benefit plan or arrangement or practice, whether formal or informal;

(b) collective bargaining agreement or any other contract with any labor union, or any severance agreements, programs, policies or arrangements;

(c) agreement or contract for the employment of any officer, individual employee or other Person on a full-time, part-time, consulting or other basis providing for either (i) annual cash or other compensation in excess of $150,000 or (ii) the payment of any cash or other compensation or benefits upon the consummation of the transactions contemplated hereby or in connection with a change in control or a sale of Equity Securities;

(d) contract or agreement (i) requiring the consent of any party thereto upon a change in control of the Corporation or any of its Subsidiaries, (ii) containing any provision which would result in a modification of any rights or obligations of any party thereunder upon a change in control of the Corporation or any of its Subsidiaries or (iii) providing any party any remedy (including rescission or liquidated damages) in the event of a change in control or a sale of Equity Securities;

(e) agreement or indenture relating to Indebtedness or the mortgaging, pledging or otherwise placing a Lien on any asset of the Corporation or any Subsidiary, or any letter of credit arrangements or performance bond arrangements;

(f) lease or agreement under which (i) it is lessee of or holds or operates any property, real or personal, owned by any other Person, except for any lease of personal property under which the aggregate annual payments do not exceed $150,000 or (ii) it is lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by it under which the aggregate annual payments (or the annual cost of obtaining and providing the same to such third party) exceed $150,000;

(g) inbound or outbound license, royalty, indemnification, assignment or other agreement relating to Intellectual Property Rights, except for (a) licenses to the Corporation or any Subsidiary of commercially available off-the-shelf software which has not been customized for the Corporation or such Subsidiary in any significant manner and (b) any such agreements for which the aggregate license fees and costs for any such license or group of related licenses does not exceed $200,000;

(h) non-disclosure or confidentiality agreement;

(i) contract or group of related contracts with the same party or group of affiliated parties continuing over a period of more than six (6) months from the date or dates thereof, not terminable by the Corporation or a Subsidiary upon thirty (30) days’ or less notice without penalty and involving more than $100,000;

(j) contract or group of related contracts with the same party or group of affiliated parties requiring the payment of any fee, penalty or other amount by the Corporation or any Subsidiary in the event of any failure to perform or late performance involving more than $100,000;

(k) agreement relating to the ownership of or investments in any business or enterprise, including investments in joint ventures and minority equity investments;

(l) contract or agreement prohibiting it from freely engaging in any business or competing anywhere in the world, providing for exclusivity in any business line, geographical area, services provided or otherwise, or containing any noncompetition or nonsolicitation obligations; or

(m) other agreement or series of related agreements which individually or in the aggregate is or are material to its operations or business prospects or involves annual consideration in excess of $150,000 (excluding contracts with employees), whether or not in the ordinary course of business.

(n) All of the contracts, agreements, instruments and documents set forth or required to be set forth on the Contracts Schedule (each, a “Material Contract”) are valid, binding and enforceable against the Corporation and its respective Subsidiaries and each other party thereto in accordance with their respective terms (except as such enforceability may be limited by laws of general application relating to bankruptcy, insolvency and relief of debtors). The Corporation and its Subsidiaries (as applicable) and, to the Knowledge of the Corporation, the other parties thereto have performed all obligations required to be performed by them and are not in default under or in breach of, in each case, nor in receipt of any written claim of such default or breach, under any Material Contract. No event has occurred which with the passage of time or the giving of notice or both would result in a default, breach or event of noncompliance, in each such case, by the Corporation or any of its Subsidiaries under any such Material Contract. The Corporation has no present expectation or intention of not fully performing on a timely basis all such obligations required to be performed by the Corporation or any of its Subsidiaries (as the case may be) under any such Material Contract. The Corporation has no

Knowledge of any cancellation, anticipated or threatened cancellation or any default or breach by the other parties to any Material Contract.

(o) The Purchasers have been supplied with a true and complete copy of each of the written Material Contracts and agreements and an accurate description of each of the oral Material Contracts.

6.19 Employees.

(a) Except as set forth on the Employees Schedule, none of the Corporation, its Subsidiaries, or to the Knowledge of the Corporation, any of their respective executives, key employees, consultants or independent contractors (each, a “Key Employee” and, collectively, the “Key Employees”) is subject to any currently effective noncompete, nondisclosure, confidentiality, employment, consulting or similar agreement in conflict with the present or proposed business activities of the Corporation or any of its Subsidiaries or such Person’s duties to the Corporation or any of its Subsidiaries, except for agreements between the Corporation or any of its Subsidiaries and their respective present and former employees. To the Corporation’s Knowledge, except as set forth on the Employees Schedule, no Key Employee and no group of employees of the Corporation or any of its Subsidiaries has any plans to terminate employment with the Corporation or any of its Subsidiaries or to cease providing services to the Corporation or any of its Subsidiaries. Neither the Corporation nor any of its Subsidiaries has any labor relations or similar problems.

(b) The Corporation and each of its Subsidiaries have complied with all Laws relating to the employment of labor (including provisions thereof relating to wages, hours, equal opportunity, collective bargaining and the payment of social security and other taxes) and have complied with all Laws related to the licensing of employees under its applicable Licenses.

(c) The Employees Schedule lists all officers, members of the board of directors, honorary directors and trustees of each of the Corporation and its Subsidiaries.

(d) Neither the Corporation nor any of its Subsidiaries has implemented any layoff of employees that could implicate the WARN Act.

6.20 ERISA. The Employee Benefits Schedule sets forth a complete and correct list of all “employee benefit plans” (as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all other employee benefit plans, programs or arrangements of any kind that are maintained, sponsored or contributed to or required to be contributed to by the Corporation or any of its Subsidiaries, or with respect to which the Corporation or any such Subsidiary has any liability or potential liability (each an “Employee Benefit Plan”). The Corporation has provided to the Purchasers’ counsel complete and correct copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent annual report (Form 5500, with all applicable attachments), and all related trust agreements, insurance contracts and other funding arrangements that implement each Employee Benefit Plan. Each Employee Benefit Plan (and each related trust, insurance contract or fund) has been maintained, funded and administered in accordance in all material respects with its terms and complies in form and in operation with all applicable requirements of ERISA, the Code and other applicable Laws. Except as set forth on the Employee Benefits Schedule, with respect to each Employee Benefit Plan, all premiums, contributions or other payments (including all employer contributions and employee salary reduction contributions) that are due have been made on a timely basis and all premiums, contributions and other payments for any period ending on or before the Closing that are not yet due have been made or properly accrued. Each Employee Benefit Plan that is intended to meet the requirements of a “qualified plan” under Code Section 401(a) has received a determination from the Internal Revenue Service that such Employee Benefit Plan is so qualified, and nothing has occurred since the date of such determination that could adversely affect the qualification of such Employee Benefit Plan. Neither the Corporation nor any entity that is treated as a single employer with the Corporation for purposes of Code Section 414 (an “ERISA Affiliate”) maintains, sponsors, contributes to, has any obligation to contribute to, or has any liability or potential liability under or with respect to (i) any “defined benefit plan” as defined in Section 3(35) of ERISA, (ii) any “multiemployer plan” as defined in Section 3(37) of ERISA or (iii) any benefit plan, program or arrangement that provides for post-retirement or post-termination medical, life insurance or other welfare-type benefits (other than health continuation coverage required by COBRA). The Corporation and each of its ERISA Affiliates has complied with the requirements of COBRA. No unfunded liability exists with respect to any Employee Benefit Plan. There do not exist any pending or, to the Corporation’s Knowledge, threatened claims (other than routine undisputed claims for benefits), suits, actions, disputes, audits or investigations with respect to any Employee Benefit Plan. The consummation of the transactions contemplated by this Agreement will not accelerate the time of the payment or vesting of, or increase the amount of, or result in the forfeiture of compensation or benefits under any Employee Benefit Plan.

6.21 Compliance with Laws. Except as set forth on the Compliance Schedule, each of the Corporation, its Subsidiaries and, to the Knowledge of the Corporation, their respective officers, directors, managers, agents and employees has complied in all material respects with all Laws which are applicable to the Corporation and its Subsidiaries or their business or business practices (including all applicable Laws relating to bank holding companies, banks, the employment of personnel and labor, including provisions thereof relating to wages, hours, equal opportunity, collective bargaining and the payment of social security and other Taxes, the Worker Adjustment and Retraining Notification Act, the (“WARN Act”) and the Immigration Reform and Control Act of 1986) or any owned, licensed or leased properties of the Corporation and its Subsidiaries, and no claims have been filed against the Corporation or any Subsidiary alleging a violation of any such Laws, and neither the Corporation nor any Subsidiary has received notice of any such violations. The Compliance Schedule sets forth the residency of each of the directors of the Bank, and, except as set forth on the Compliance Schedule, each of the directors of the Bank, and the entire board of directors of the Bank, meets the qualification requirements set forth in any applicable Law, if any.

6.22 Affiliated Transactions; Insider Loans.

(a) Except as set forth on the Affiliated Transactions Schedule, no officer, director, employee, member, partner or Affiliate of the Corporation or any of its Subsidiaries or, to the Corporation’s Knowledge, any individual related by blood, marriage or adoption to any such individual or any entity in which any such Person or individual owns more than a 5%

beneficial interest, is a party to any agreement, contract, commitment or transaction with the Corporation or any of its Subsidiaries, or has any interest in any property used by the Corporation or any of its Subsidiaries (including any Intellectual Property Rights).

(b) Except as set forth on the Insider Loans Schedule, no officer or director of the Corporation or the Bank, or any member of the Family of any such Person, and no entity that any such Person “controls” within the meaning of Regulation O of the Federal Reserve, has received any loan from the Bank (each, an “Insider Loan”). Each outstanding Insider Loan was made by the Bank in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable transactions with third parties and were approved by the Bank’s board of directors in accordance with applicable laws and regulations.

6.23 Intellectual Property Rights.

(a) The Intellectual Property Schedule contains (i) a list and description of all (A) patented or registered Intellectual Property Rights owned by or held for the use of the Corporation or any of its Subsidiaries, (B) pending patent applications and applications for other registrations of Intellectual Property Rights filed by or on behalf of the Corporation or any of its Subsidiaries and (C) material unregistered Intellectual Property Rights owned or held for use by the Corporation or any of its Subsidiaries, and (ii) a complete and accurate list of contracts or agreements in which all licenses and other rights have been granted by the Corporation or any of its Subsidiaries to any third party with respect to any Intellectual Property Rights and all contracts or agreements in which licenses and other rights have been granted by any third party to the Corporation or any of its Subsidiaries with respect to any Intellectual Property Rights (except any licenses granted to the Corporation of commercial off-the-shelf software that has not been customized for the Corporation or such Subsidiary in any significant manner or that has an aggregate value of less than $100,000), in each case identifying the subject Intellectual Property Rights.

(b) The Corporation and its Subsidiaries own and possess all right, title and interest in and to all of the Intellectual Property set forth on the Intellectual Property Schedule and own and possess all right, title and interest in and to, or have valid and enforceable, unexpired written licenses to use pursuant to a written license agreement set forth on the Intellectual Property Schedule, all other Intellectual Property Rights necessary for the operation of their respective businesses as presently conducted and as presently proposed to be conducted, free of any Liens, except for any failure of ownership or possession as will not have a Material Adverse Effect.

(c) Except as set forth on the Intellectual Property Schedule, (i) there have been no claims made against the Corporation or any Subsidiary asserting the invalidity, misuse or unenforceability or that question the ownership of any of the Intellectual Property Rights owned or used by the Corporation or any of its Subsidiaries, (ii) neither the Corporation nor any of its Subsidiaries has received any notice of any infringement, misappropriation or other conflict by any third party with respect to any Intellectual Property Rights (including any demand or request that the Corporation or any of its Subsidiaries license any rights from a third party), (iii) neither the conduct of the Corporation’s business nor the conduct of any of its Subsidiaries’ businesses has infringed upon, misappropriated or otherwise conflicted with and the conduct of such businesses will not (when conducted in substantially the same manner as currently conducted) infringe, misappropriate or otherwise conflict with any Intellectual Property Rights of other Persons and the Corporation has no Knowledge of any facts that may indicate a likelihood of infringement, misappropriation of or other conflict with any such Intellectual Property Rights, and (iv) to the Corporation’s Knowledge, none of the Intellectual Property Rights owned by or licensed to the Corporation or any of its Subsidiaries have been infringed, misappropriated or otherwise conflicted by other Persons. The transactions contemplated by this Agreement will have no Material Adverse Effect on the Corporation’s or any of its Subsidiaries’ right, title or interest in and to the Intellectual Property Rights listed or required to be listed on the Intellectual Property Schedule and all of such Intellectual Property Rights shall be owned or available for use by the Corporation or any of its Subsidiaries on substantially identical terms and conditions immediately after the Closing.

6.24 Litigation, Etc. Except as set forth on the Litigation Schedule, there are no (and there have not been any) actions, suits, proceedings (including administrative, self-regulatory organization or arbitration proceedings), orders, investigations or claims pending or, to the Corporation’s Knowledge, threatened against or affecting the Corporation or any of its Subsidiaries (or pending or, to the Corporation’s Knowledge, threatened against any of the directors, officers, members, partners or managers of the Corporation or any of its Subsidiaries with respect to their business activities on behalf of the Corporation or any of its Subsidiaries), or pending or threatened by the Corporation or any of its Subsidiaries against any Person, at law or in equity, before or by any Governmental Entity. Except for deductibles described in the Insurance Schedule, the Corporation and each of its Subsidiaries is fully insured with respect to each of the matters set forth on the Litigation Schedule. Neither the Corporation nor any of its Subsidiaries is subject to any judgment, order or decree of any court or other Governmental Entity.

6.25 Insurance. The Insurance Schedule contains a brief description of each insurance policy maintained by the Corporation or any of its Subsidiaries with respect to the properties, assets and business, or directors, managers and officers of the Corporation or any of its Subsidiaries, and each such policy is in full force and effect. Neither the Corporation nor any of its Subsidiaries has received notice of any breach or default with respect to any such policy. Except as set forth on the Insurance Schedule, neither the Corporation nor any of its Subsidiaries has any self-insurance or co-insurance or retro-active premium programs.

6.26 Real Property.

(a) The Real Property Schedule sets forth the address and description of each parcel of land, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by the Corporation and its Subsidiaries, including all real property carried by the Bank as other real estate owned (the “Owned Real Property”). Except as set forth on the Real Property Schedule, with respect to each parcel of Owned Real Property: (i) the Corporation or one of its Subsidiaries has good and marketable fee simple title, free and clear of all Liens, except Permitted Encumbrances; (ii) neither the Corporation nor any of its Subsidiaries has leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof; and

(iii) there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein.

(b) The Real Property Schedule sets forth a list of all of the leases, subleases and licenses (“Leases”) or other agreements for the use or occupancy of real property (the “Leased Real Property”) in which the Corporation or any of its Subsidiaries has a leasehold, subleasehold or licensed interest. Except as set forth on the Real Property Schedule, with respect to each of the Leases: (i) the Lease is legal, valid, binding, enforceable and in full force and effect; (ii) the consummation of the transactions contemplated hereunder will not result in a breach of or default under the Lease or otherwise cause the Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing; (iii) none of the Corporation, any of its Subsidiaries, or, to the Corporation’s Knowledge, any other party to the Lease is in breach or default under the Lease, and no event has occurred or circumstance exists which, with the delivery of notice, passage of time or both, would constitute such a breach or default or permit the termination, modification or acceleration of rent under the Lease; (iv) no party to the Lease has repudiated any term thereof, and there are no disputes, oral agreements or forbearance programs in effect with respect to the Lease; and (v) neither the Corporation nor any of its Subsidiaries have assigned, subleased, mortgaged, deeded in trust or otherwise transferred or encumbered the Lease or any interest therein.

(c) Except for the Owned Real Property and the Leased Real Property (collectively, the “Real Property”), there is no real property which is owned, leased or otherwise used in the Corporation’s or any of its Subsidiaries’ business. All buildings, structures, fixtures, building systems and equipment, and all components thereof, included in the Real Property (the “Improvements”) are in good condition and repair (ordinary wear and tear excepted) and sufficient for the operation of the business of the Corporation and its Subsidiaries. There are no facts or conditions affecting any of the Improvements that would, individually or in the aggregate, interfere with the use or occupancy of the Improvements or any portion thereof in the operation of the business of the Corporation and its Subsidiaries as currently conducted thereon. The Real Property is adequate for the businesses of the Corporation and all of its Subsidiaries as presently conducted and as presently proposed to be conducted.

(d) Except as set forth on the Real Property Schedule, neither the Corporation nor any of its Subsidiaries has any build-out obligations in excess of $100,000 with regard to owned or leased real property.

6.27 Environmental Liability. (i) There is no legal, administrative, or other proceeding, claim or action of any nature seeking to impose, or that would reasonably be expected to result in the imposition of, on the Corporation or any Subsidiary, any liability relating to the release of hazardous substances as defined under any local, state or federal environmental statute, regulation or ordinance, including the Comprehensive Environmental Response Compensation and Liability Act of 1980, pending or, to the Corporation’s Knowledge, threatened against the Corporation or any Subsidiary; (ii) to the Corporation’s Knowledge, there is no reasonable basis for any such proceeding, claim or action; and (iii) neither the Corporation nor any Subsidiary is subject to any agreement, order, judgment or decree by or with any court, Governmental Entity or third party imposing any such environmental liability.

6.28 Disclosure. To the Corporation’s Knowledge, none of this Agreement, any of the Exhibits, Schedules or Annexes or any of the documents, certificates or other instruments to be delivered to either of the Purchasers by or on behalf of the Corporation or at the Closing, when taken together as a whole, contain any untrue statement of a material fact or omit a material fact necessary to make each statement contained herein or therein, in light of the circumstances in which they were made, not materially misleading.

6.29 Mortgage Banking Business.

(a) The Corporation and each Subsidiary has complied with, and all documentation in connection with the origination, processing, underwriting and credit approval of any mortgage loan originated, purchased or serviced by the Corporation or any Subsidiary has satisfied, (i) all applicable federal, state and local laws, rules and regulations with respect to the origination, insuring, purchase, sale, pooling, servicing, subservicing or filing of claims in connection with mortgage loans, including all laws relating to real estate settlement procedures, consumer credit protection, truth in lending laws, usury limitations, fair housing, transfers of servicing, collection practices, equal credit opportunity and adjustable rate mortgages, (ii) the responsibilities and obligations relating to mortgage loans set forth in any agreement between the Corporation or any Subsidiary and any Agency, Loan Investor or Insurer, (iii) the applicable rules, regulations, guidelines, handbooks and other requirements of any Agency, Loan Investor or Insurer and (iv) the terms and provisions of any mortgage or other collateral documents and other loan documents with respect to each mortgage loan.

(b) Except as set forth on the Mortgage Banking Schedule, no Agency, Loan Investor or Insurer has (i) claimed in writing that the Corporation or any Subsidiary has violated or has not complied with the applicable underwriting standards with respect to mortgage loans sold by the Corporation or any Subsidiary to a Loan Investor or Agency, or with respect to any sale of mortgage servicing rights to a Loan Investor, (ii) imposed in writing restrictions on the activities (including commitment authority) of the Corporation or any Subsidiary or (iii) indicated in writing to the Corporation or any Subsidiary that it has terminated or intends to terminate its relationship with the Corporation or any Subsidiary for poor performance, poor loan quality or concern with respect to the Corporation’s or any Subsidiary’s compliance with laws. For purposes of this Section 6.29: “Agency” shall mean the Federal Housing Administration, the Federal Home Loan Mortgage Corporation, the Federal National Mortgage Association, the Government National Mortgage Association, or any other federal or state agency with authority to (x) determine any investment, origination, lending or servicing requirements with regard to mortgage loans originated, purchased or serviced by the Corporation or any Subsidiary or (y) originate, purchase, or service mortgage loans, or otherwise promote mortgage lending, including state and local housing finance authorities; “Loan Investor” shall mean any Person (including an Agency) having a beneficial interest in any mortgage loan originated, purchased or serviced by the Corporation or any Subsidiary or a security backed by or representing an interest in any such mortgage loan; and “Insurer” means a person who insures or guarantees for the benefit of the mortgagee all or any portion of the risk of loss upon borrower default on any of the mortgage loans originated, purchased or serviced by the Corporation or any Subsidiary, including the Federal Housing Administration, the United States Department of Veterans’ Affairs, the Rural Housing Service of the U.S. Department of Agriculture and any private mortgage insurer, and providers of hazard, title or other insurance with respect to such mortgage loans or the related collateral.

(c) There are no events or circumstances that may reasonably be expected to limit or restrict the sale of any mortgage loans held by the Corporation or any Subsidiary of the Corporation as of the Closing Date at its book value as of the Closing Date, other than general market conditions and reunderwriting requirements in connection with any such sale.

6.30 Loan Portfolio.

(a) The Corporation has provided the Purchasers with a true and complete list of (i) all past due, nonaccrual, and restructured loans of $100,000 or more made by the Corporation or any Subsidiary as of March 31, 2012 and (ii) any loan that would be graded “substandard,” “doubtful” or “loss” in connection with a federal bank inspection or bank holding company inspection, and has duly reported all past due loans, nonaccrual loans, and restructured loans on Schedule RC-N of form FFIEC 041, as of March 31, 2012.

(b) Neither the Corporation nor any Subsidiary are under an order, directive, or request in any form from any federal or state banking agency to increase the provision to the allowance for loan and lease losses for any current reporting period or any other or reporting period.

(c) The Bank has developed and implemented a loan review system that meets the applicable standards of the FDIC and the Pennsylvania Department of Banking.

(d) The Loan Portfolio Schedule sets forth (x) each loan held by the Corporation or any of its Subsidiaries that has been pledged or otherwise encumbered and (y) each of the parties to whom each such loan has been pledged or otherwise encumbered. Except as set forth on the Loan Portfolio Schedule, none of the loans held by the Corporation or any of its Subsidiaries have been pledged or otherwise encumbered.

(e) Except as set forth on the Loan Portfolio Schedule, each mortgage loan insured by the Federal Housing Administration has a valid and enforceable mortgage insurance certificate issued by the Federal Housing Administration, and all premiums due thereunder have been paid.

6.31 Securities Portfolio. All securities held by the Corporation or any of its Subsidiaries, as reflected in the consolidated balance sheets of the Corporation included in the Financial Statements, are carried in accordance with GAAP. Except for pledges to secure public and trust deposits and Federal Home Loan Bank of Cleveland advances, none of the securities reflected in the Financial Statements as of March 31, 2012, and none of the securities since acquired by the Corporation or any of its Subsidiaries is subject to any restriction, whether contractual or statutory, which impairs the ability of the Corporation or any of its Subsidiaries to freely dispose of such security at any time, other than those restrictions imposed on securities held to maturity under GAAP, pursuant to a clearing agreement or in accordance with laws. Other than as set forth on the Securities Portfolio Schedule and to the extent not expressly set forth on the Corporation’s consolidated Financial Statements, none of the Corporation’s or any of its Subsidiaries, investments (including any trust preferred investments) are impaired or are expected to be impaired in the next 120 days.

6.32 Brokerage. Except as set forth on the Brokerage Schedule, there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement to which the Corporation is a party or is subject.

6.33 Absence of Certain Developments. Except as expressly contemplated by this Agreement or as set forth and described on the Developments Schedule, since December 31, 2011, neither the Corporation nor any of its Subsidiaries has:

(a) executed any guaranty, issued any notes, bonds or other debt securities or any Equity Securities, borrowed any amount or otherwise incurred or created any Indebtedness, or subjected any portion of its properties or assets to any Lien or encumbrance, other than in the ordinary course of business;

(b) declared, set aside or made any payment or distribution of cash or other property to any of its holders of Equity Securities in the Corporation or such Subsidiary with respect to such Person’s Equity Securities or otherwise, or purchased, redeemed or otherwise acquired directly or indirectly any Equity Securities;

(c) sold, assigned, transferred, leased, licensed or otherwise encumbered any of its material tangible assets or any Intellectual Property Rights, or abandoned or permitted to lapse any Intellectual Property Rights or canceled without fair consideration any material debts or claims owing to or held by it;

(d) terminated or amended any agreement which would be a Material Contract if it were in effect (ignoring, if applicable, any such amendment) on the date of this Agreement;

(e) made, granted, promised or increased any bonus or any wage, salary, incentive arrangements or other compensation to any employee or group of employees (except as required by pre-existing contracts described on the Contracts Schedule and, in the case of “rank-and-file” non-management employees, other than salary or wage increases in the ordinary course of business), or made or granted any increase in any employee benefit plan or arrangement, or amended in any respect or terminated any existing employee benefit plan or arrangement or adopted any new employee benefit plan or arrangement;

(f) directly or indirectly engaged in any transaction, arrangement or contract with any officer, manager, member or other insider or Affiliate of the Corporation or any Subsidiary, except in the ordinary course of business as described on the Affiliated Transactions Schedule;

(g) made any loans, including Insider Loans, or advances to or guarantees for the benefit of any Person, other than in the ordinary course of business;

(h) made any Investments in any Person (including the incorporation, formation or organization of any Subsidiary), other than in the ordinary course of business;

(i) suffered any damage, destruction or casualty loss exceeding in the aggregate $100,000, whether or not covered by insurance;

(j) incurred intercompany charges or conducted its cash management customs and practices other than in the ordinary course of business (including with respect to maintenance of working capital balances, collection of accounts receivable and payment of accounts payable);

(k) entered into any Material Contract or any material transaction other than in the ordinary course of business or materially changed any of its business practices;

(l) made any material change in any policies and practices with respect to liquidity management and cash flow planning, marketing, deposit origination, lending, budgeting, profit and tax planning, accounting or any other material aspect of its business or operations, except for such changes as may have been required by any Governmental Entities;

(m) purchased or acquired any investments, direct or indirect, in any derivative securities, financial futures or commodities or entered into any interest rate swap, floors and option agreements, or other similar interest rate management agreements other than in the ordinary course of business consistent with past practices;

(n) changed an annual accounting period, adopted or changed any accounting method or principle theretofore adopted or followed, except as required by GAAP and reflected in a note to the Financial Statements, or reversed any accounting accruals or reserves; or

(o) agreed, whether orally or in writing, to do any of the foregoing.

6.34 Fiduciary Accounts. The Corporation and each of its Subsidiaries has properly administered all accounts for which it acts as fiduciary, including accounts for which it serves as trustee, agent, custodian or investment advisor, in accordance with the material terms of the governing documents and applicable Laws. None of the Corporation, its Subsidiaries or any of their respective directors, officers or employees, has committed any breach of trust with respect to any such fiduciary account, and the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

6.35 Compliance with Servicing Obligations. The Corporation and its Subsidiaries are in compliance with all contract, agency and investor requirements and guidelines, and all applicable Laws, relating to the servicing and administration of loans by them, or any of them, including properly and timely making interest rate adjustments to adjustable rate loans.

6.36 TARP Capital Purchase Program. Neither the Corporation nor any of its Subsidiaries is in default under or in breach of, or in receipt of any written claim of such default or breach, under the agreements and related documents governing the terms of the investment in the Corporation by the United States Department of the Treasury (the “Treasury”) under the Troubled Asset Relief Program Capital Purchase Program (the “CPP”). No event has occurred which with the passage of time or the giving of notice or both would result in a default, breach or event of noncompliance, in each such case, by the Corporation or the Bank under any such agreement or document. Neither the Corporation nor the Bank has any present expectation or intention of not fully performing on a timely basis all such obligations required to be performed by the Corporation or the Bank, as applicable, under such agreements and documents. The Corporation or the Bank, as applicable, has declared and paid all dividend payments required to paid to the Treasury with respect to its investment under the CPP, and neither the Corporation nor the Bank has elected to defer any required dividend payments. The Corporation and the Bank are in compliance with the executive compensation rules set forth in the Emergency Economic Stabilization Act of 2008, as amended by the American Recovery and Reinvestment Act of 2009.

6.37 Extension of De Novo Period of the Bank. Except as set forth on the Extension of De Novo Period Schedule, neither the Corporation nor any Subsidiary has been advised by, or received any notice from, any Governmental Entity that it is considering extending the de novo period for the Bank with respect to examinations, capital, and other regulatory requirements.

ARTICLE 7

REPRESENTATIONS AND WARRANTIES OF EACH PURCHASER

As a material inducement to the Corporation to enter into this Agreement and consummate the transactions contemplated hereby, each Purchaser hereby represents and warrants to the Corporation as follows:

7.1 Organization, Power and Authority. Such Purchaser is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Such Purchaser possesses all requisite power and authority necessary to enter into and carry out the transactions contemplated by this Agreement.

7.2 Authorization. The execution, delivery and performance of this Agreement and all of the other agreements contemplated hereby to which such Purchaser is a party and the purchase of the Series C Preferred by such Purchaser have been duly authorized by such Purchaser. This Agreement and all other agreements contemplated hereby to which such Purchaser is a party has been duly executed and constitutes a valid and binding obligation of such Purchaser, enforceable in accordance with its terms.

7.3 Noncontravention. The execution and delivery by such Purchaser of this Agreement and all other agreements contemplated hereby to which such Purchaser is a party, the purchase of the Series C Preferred hereunder, and the fulfillment of and compliance with the respective terms hereof and thereof by such Purchaser, do not and shall not (a) conflict with or result in a breach or violation of, (b) constitute a default under (whether with or without the passage of time, the giving of notice or both), (c) give any third party the right to modify, terminate or accelerate, or cause any modification, termination or acceleration of, any obligation under, (d) create any right to payment or any other right (concurrently or with the passage of time and/or upon the occurrence of one or more events or conditions), or (e) require any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any third party or any Governmental Entity pursuant to, such Purchaser’s Governing Documents, or any Law to which such Purchaser is subject, or any order, judgment or decree or any agreement or instrument to which such Purchaser is a party or is otherwise subject.

7.4 Investment Representations and Warranties. Such Purchaser is acquiring the Series C Preferred purchased hereunder for its own account with the present intention of holding such securities for purposes of investment, and such Purchaser has no intention of selling such securities in a public distribution in violation of the federal securities laws or any applicable state securities laws; provided that nothing contained herein shall prevent any Purchaser and subsequent holders of Series C Preferred from transferring such securities in compliance with the provisions of the Restated Articles of Incorporation, the Certificate of Designation and applicable securities laws. By executing this Agreement, the Purchasers further represent that they do not presently have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to any third person, with respect to the Series C Preferred. Such Purchaser acknowledges and understands that the Series C Preferred are characterized as “restricted securities” under the federal securities laws inasmuch as they are being acquired from the Corporation in a transaction not involving a public offering, and such securities may be resold without registration under the Securities Act only in certain limited circumstances.

7.5 Litigation, Etc. There are no actions, suits, proceedings, orders, investigations or claims pending or, to such Purchaser’s knowledge, threatened against or affecting such Purchaser, in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with the transactions contemplated hereby.

7.6 Availability. The Purchasers have, or will have as of Closing, sufficient cash available to consummate the transactions contemplated in this Agreement, including, without limitation, the acquisition of the Series C Preferred.

ARTICLE 8

MISCELLANEOUS

8.1 Fees and Expenses. Each Party shall pay its own expenses incurred in connection with this Agreement and the transactions contemplated hereby; provided, however, that (i) if this Agreement is terminated pursuant to Section 4.5 hereof for any reason other than (A) a termination by the Corporation as a result of a material breach on the part of Purchasers of the Purchasers’ representations, warranties or covenants set forth in this Agreement in compliance with Section 4.5(b) or (B) a termination resulting from the failure of the condition provided for in Section 13 of the Purchaser Closing Deliveries Annex, then upon such termination of this Agreement or (ii) if the Closing occurs, then upon such Closing, the Corporation shall pay (or reimburse the applicable Persons hereunder for) the fees and expenses (including fees and expenses of legal counsel, accountants, consultants and other representatives) incurred by the Purchasers in connection with (a) this Agreement and the consummation of the transactions contemplated hereby; or (b) any amendments or waivers (whether or not they become effective) under or in respect of the Governing Documents, this Agreement or any agreement or instrument contemplated hereby; provided, however, the amount to be paid or reimbursed pursuant to subsections (a) and (b) above shall not exceed $500,000 in the aggregate (the “Expense Reimbursement”). For the avoidance of doubt, the Expense Reimbursement by the Corporation pursuant to this Section 8.1 shall not (x) be the exclusive right of a Purchaser to advancement of expenses under the Governing Documents or otherwise or (y) limit the Purchasers’ reimbursement of fees and expenses by the Corporation pursuant to any other agreement. Notwithstanding the foregoing, in the event of litigation relating to this Agreement, if a court of competent jurisdiction determines in a final, nonappealable order that any Party has breached this Agreement, then such Party shall be liable and pay to the nonbreaching Parties the reasonable legal fees such nonbreaching Parties have incurred in connection with such litigation, including any appeal therefrom.

8.2 Absence of Control. Subject to any specific provisions of this Agreement, it is the intent of the Parties to this Agreement that neither Purchaser, the Corporation nor the Bank by reason of this Agreement shall be deemed to control, directly or indirectly, any other Party or the Bank and shall not exercise, or be deemed to exercise, directly or indirectly, a controlling influence over the management or policies of any such other Party or the Bank.

8.3 Voting. Notwithstanding anything to the contrary in this Agreement or any Transaction Document, the Purchaser together with its Affiliates will not have the ability to exercise any voting rights of any Equity Securities in excess of the Ownership Cap.

8.4 Additional Regulatory Matters.

(a) So long as the Purchasers own 5% or more of all of the outstanding shares of Collective Common Stock of the Corporation on an as-converted basis:

(i) each of the Corporation and the Purchasers agrees to cooperate and use its reasonable best efforts to ensure, including by communicating with each other with respect to their respective purchases of the Corporation’s Equity Securities, that neither of the Purchasers nor any of their Affiliates will become, or control, a “bank holding company” within the meaning of the BHC Act and the CIBC Act; and

(ii) the Corporation shall not knowingly take any action which would reasonably be expected to pose a substantial risk that the Purchasers or any of their Affiliates will become, or control, a “bank holding company” within the meaning of the BHC Act, including undertaking any redemption, recapitalization or repurchase of Common Stock, of securities or rights, options, or warrants to purchase Common Stock, or securities of any type whatsoever that are, or may become, convertible into or exchangeable into or exercisable for Common Stock in each case, where the Purchaser is not given the right to participate in such redemption, recapitalization, or repurchase to the extent of the Purchaser’s pro rata proportion; provided, however, that the Corporation shall not be deemed to have violated this Section 8.4 if it has given the Purchasers the opportunity to participate in such redemption, recapitalization or repurchase to the extent of the Purchaser’s pro rata proportion and the Purchaser fails to so participate.

(b) Notwithstanding anything in this Agreement, in no event will the Purchasers or any of their Affiliates be obligated to:

(i) without limiting clause (b)(ii) below, (x) propose or accept any divestiture of any of the Purchasers’ or any of their Affiliate’s assets, or (y) accept any operational restriction on the Purchasers’ or any of their Affiliate’s business, or agree to take any action that limits the Purchasers’ or their Affiliate’s commercial practices in any way (except as they relate to the Corporation and its Subsidiaries) to obtain any consent, acceptance or approval of any Governmental Entity to consummate the transactions contemplated hereby; or

(ii) propose or agree to accept any term or condition or otherwise modify the terms of this Agreement or any other Transaction Document, including, for the avoidance of doubt, the terms or the amount of the Equity Securities to be delivered by the Corporation under this Agreement, to obtain any consent, acceptance, approval of any Governmental Entity to the consummation of the transactions contemplated by this Agreement and the other Transaction Documents if such term, condition, modification or confirmation would (x) materially adversely affect (with respect to any Purchaser or its Affiliates) any material term of the transactions, or (y) adversely affect (with respect to any Purchaser or its Affiliates) any material financial term of the transactions contemplated by this Agreement and the other Transaction Documents.

(c) Notwithstanding anything in this Section 8.4 to the contrary, nothing in this Agreement shall be construed to prohibit or restrict the Corporation from repurchasing any securities issued by the Corporation to the United States Department of the Treasury.

8.5 Press Release and Announcements; Confidential Information.

(a) Unless required by Law (in which case each Party agrees to the extent permitted by Law to consult with the other Parties prior to any such disclosure as to the form and content of such disclosure), no press releases or other public releases of information related to this Agreement or the transactions contemplated hereby will be issued or released at the time of or after the Closing without the consent of the Corporation and each Purchaser that is named in such press release or that has an Affiliate that is named in such press release; provided that any Party may issue or release any such information which has previously been issued or released in accordance with the terms of this Section 8.5(a) or is otherwise generally available to the public other than as a result of a breach by such Party or any of its Affiliates of the terms of this Section 8.5(a). The provisions of this Section 8.5(a) shall not be interpreted to prohibit the sharing by any Party of information related to this Agreement or the transactions contemplated hereby in the ordinary course of business with such Party’s (or such Party’s Affiliate’s) advisors, employees, officers, directors, limited partners, equity owners and similar Persons related to such Party or such Affiliate so long as such Persons are apprised of the confidential nature thereof, nor shall the provisions of this Section 8.5 prohibit the sharing by any Party of information related to this Agreement or the transactions contemplated hereby with the Federal Reserve and the FDIC.

(b) Each Purchaser agrees that such Purchaser shall not disclose any Confidential Information received by such Purchaser other than (w) pursuant to Section 8.5(a), (x) as required by Law (in which case such Purchaser, to the extent permitted by Law, shall consult with the Corporation prior to any such disclosure as to the form and content of such disclosure), (y) to such Purchaser’s employees, directors, officers, agents and advisors (including attorneys, accountants, consultants, financing sources, bankers and financial advisors) who have a need to know such Confidential Information or (z) as may be reasonably determined by such Purchaser to be necessary in connection with such Purchaser’s enforcement of its rights in connection with this Agreement, any other agreement between such Purchaser and the Corporation or any of its Subsidiaries, or the transactions contemplated hereby and thereby or use any Confidential Information other than in connection with its investment in the Corporation. “Confidential Information” means any financial, marketing, organizational and other information related to the Corporation and the Bank and includes written information and information transferred orally, visually, electronically or by any other means. Confidential Information does not include (i) any information which either Purchaser can show was publicly available prior to such Purchaser’s receipt from the Corporation or the Bank or that was thereafter made public other than as a result of disclosure by such Purchaser or its representatives, (ii) any information that was already in the possession of such Purchaser, provided that such information was not provided pursuant to the Confidentiality Agreement and is not known to such Purchaser to be subject to another confidentiality agreement, (iii) any information is or becomes available to either Purchaser on a non-confidential basis from a source other than the Corporation or the Bank, provided that such source is not known by such Purchaser to be bound by another confidentiality agreement with the Corporation or the Bank or (iv) any information that is independently developed by either Purchaser without violating such Purchaser’s obligations pursuant to this Section 8.5(b).

8.6 Survival of Representations and Warranties; Indemnification. All representations and warranties contained herein or made in writing by any Party in connection herewith shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (regardless of any investigation made by any Party or on its behalf) as follows: (a) the representations and warranties in Section 6.1 (Organization), Section 6.2 (Equity Securities and Related Matters), Section 6.3 (Subsidiaries; Investments) Section 6.4 (Authorization), Section 6.5 (No Contravention), Section 6.10 (Governmental and Regulatory Proceedings), Section 6.11 (Agreements and Regulatory Agencies), Section 6.13 (No Restrictions), Section 6.32 (Brokerage), Section 7.1 (Organization, Power and Authority) and Section 7.2 (Authorization) shall not terminate; (b) the representations and warranties contained in Section 6.17 (Tax Matters) and Section 6.20 (ERISA) shall terminate after the expiration of the applicable statutes of limitations with respect to the liabilities in question (after giving effect to any extensions or waivers thereof), plus thirty (30) days (the representations and warranties described in clauses (a) and (b) of this Section 8.6 collectively, the “Fundamental Representations and Warranties”); and (c) all other representations and warranties contained herein shall survive until the (30) days after the delivery to Purchasers of the audited financials for fiscal year 2013; provided that any representation or warranty in respect of which indemnity may be sought under this Section 8.6 and the indemnity with respect thereto shall survive the time at which it would otherwise terminate pursuant to the foregoing if notice of the inaccuracy or breach or potential inaccuracy or breach thereof giving rise to such right or alleged right of indemnity shall have been given to the Corporation prior to such time. In consideration of the Purchasers’ execution and delivery of this Agreement and purchase of the Series C Preferred, the Corporation shall indemnify, pay and defend the Indemnitees and hold each of them harmless against and pay on behalf of or reimburse such Indemnitees for any Losses which any such Indemnitee may suffer, sustain or become subject to as a result of or arising out of (x) any breach by the Corporation or any Subsidiary of any of their respective covenants or agreements contained in this Agreement or any of the Schedules or Exhibits hereto, and (y) any breach by the Corporation or any Subsidiary of any of their representations or warranties contained in this Agreement or any of the Schedules or Exhibits hereto; provided that, other than with respect to any breach of the representations and warranties contained in Sections 6.1, 6.2, 6.3, and 6.4, (i) the Indemnitees shall not be entitled to an indemnity from the Corporation pursuant to this clause (y) until the aggregate amount of Losses hereunder exceeds $500,000 in the aggregate (the “Deductible Amount”), in which case the Indemnitees shall be entitled to indemnification for Losses hereunder from the first dollar, and (ii) the Indemnitees shall not be entitled to indemnification for Losses pursuant to this clause (y) in the aggregate in excess of $30,000,000 (the “Cap”), which Cap will be the maximum aggregate liability of the Corporation for all Losses incurred by the Purchasers and any other Persons arising pursuant to or in connection with this Agreement. For the avoidance of doubt, the Parties acknowledge and agree that the Deductible Amount and the Cap shall not apply to (i) the Corporation’s indemnification obligation for breaches of any of the representations and warranties contained in Sections 6.1, 6.2, 6.3, and 6.4 or to any breach of any covenants, and (ii) any Party’s rights to maintain or recover any amounts in connection with any action or claim based upon fraud or intentional misrepresentation. In the event that the Purchasers make an indemnification claim pursuant to this Section 8.6, the Purchasers shall be deemed to have suffered Losses with respect to such claim pro-rata based on the number of Series C Preferred shares held by each Purchaser on the date such Losses were incurred and any amounts payable by any Party with respect thereto shall be paid to each Purchaser on such pro-rata basis.

8.7 Indemnification Procedure.

(a) If any Losses for which indemnification is provided under Section 8.6 relate to a claim, demand, action, suit, countersuit, litigation, dispute, order, writ, injunction, judgment, assessment, decree, grievance, investigation or other proceeding by a third-party (a “Third-Party Claim”), the Indemnitee will give written notice of such Third-Party Claim (including a reasonable description thereof) to the party required to provide indemnification (the “Indemnifying Party”) within thirty (30) days of notification of the Third-Party Claim, provided that the Indemnitee’s right to indemnification will not be waived by any failure to provide notification within such ten (10) day period, unless such failure materially prejudices the ability of the Indemnifying Party to defend the Third-Party Claim. The Indemnifying Party will have 15 days from the receipt of such notice (the “Indemnity Acknowledgement Period”) to (i) give written notice to the Indemnitee of its intention to defend such Third-Party Claim on behalf of the Indemnitee, which notice will acknowledge the obligation of the Indemnifying Party to indemnify the Indemnitee against, and be fully responsible (with no reservation of any rights) for, all liabilities and obligations relating to such Third-Party Claim (subject to the Cap where applicable), and (ii) enter into an agreement with the Indemnitee in form and substance satisfactory to the Indemnitee which agreement unconditionally guarantees the payment and performance of any liability or Loss which may arise with respect to such Third-Party Claim.

(b) If notice to defend and the required acknowledgement and agreement are given by the Indemnifying Party within the Indemnity Acknowledgement Period, the Indemnifying Party will have the right to compromise or defend any such Third-Party Claim through counsel of its own choosing (provided that such counsel is reasonably satisfactory to the Indemnitee) and at its own expense; provided, however, that the Indemnifying Party will not agree to any settlement or remedy (i) that involves any remedy other than a pure monetary resolution, including, without limitation, injunctive relief against the Indemnitee or requires the Indemnitee to enter into a consent decree or (ii) requires the Indemnitee to confess to any wrongdoing, unless the Indemnitee consents in writing to such settlement or remedy. If the Indemnifying Party undertakes to defend any such Third-Party Claim, the Indemnifying Party will promptly provide the Indemnitee with copies of all pleadings and filings pertinent to the Third-Party Claim. The Indemnitee shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnitee; provided, that if in the reasonable opinion of counsel to the Indemnitee, (x) there are legal defenses available to an Indemnitee that are different from or additional to those available to the Indemnifying Party; or (y) there exists a conflict of interest between the Indemnifying Party and the Indemnitee that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnitee in each jurisdiction for which the Indemnitee determines counsel is required.

(c) If the Indemnifying Party fails to give written notice to the Indemnitee within the Indemnity Acknowledgement Period of the Indemnifying Party’s intention to defend such Third-Party Claim at its own expense and acknowledging its obligation to indemnify the Indemnitee against such claim or fails to defend diligently and continuously a Third-Party Claim against the Indemnitee, the Indemnitee will have the right to compromise or defend such Third-Party Claim through counsel of its own choosing, but for the account and at the expense of the Indemnifying Party.

8.8 Further Assurances. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement or to consummate the transactions contemplated hereby, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party may reasonably request, all at the sole cost and expense of the requesting Party.

8.9 Remedies. The Corporation acknowledges and agrees that the Purchasers would be damaged irreparably in the event any of the provisions of Article 1 of this Agreement are not performed by the Corporation in accordance with their specific terms or otherwise are breached and money damages would not be an adequate remedy, so long as the conditions of Article 3 and the Corporation Conditions Annex have been fulfilled by the Purchasers or waived by the Corporation. Accordingly, if the conditions of Article 3 and the Corporations Conditions Annex have been fulfilled by the Purchaser or waived by the Corporation, in addition to the other remedies available to the Purchasers, the Corporation agrees that each Purchaser shall be entitled to an injunction or injunctions to prevent breaches of the provisions of Article 1 of this Agreement and to enforce specifically this Agreement, and the terms and provisions hereof (without the posting of bond or other security) in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter.

8.10 Amendments and Waivers. This Agreement may be amended, or any provision of this Agreement may be waived; provided that any such amendment or waiver shall be binding upon (a) the Corporation only if set forth in a writing executed by the Corporation, (b) upon a Purchaser only if set forth in a writing executed by such Purchaser, in each case referring specifically to the provision alleged to have been amended or waived. No course of dealing between or among the Parties shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Party under or by reason of this Agreement.

8.11 Successors and Assigns; No Third-Party Beneficiaries. This Agreement and all of the covenants and agreements contained herein and all of the rights, interests and obligations hereunder, by or on behalf of any of the Parties hereto, shall bind and inure to the benefit of the respective successors and assigns of the Parties hereto whether so expressed or not, except that neither this Agreement nor any of the covenants and agreements herein or rights, interests or obligations hereunder may be assigned or delegated by the Corporation without the prior written consent of each Purchaser. This Agreement is for the sole benefit of the Parties, their permitted successors and assigns and nothing herein expressed or implied shall give or be construed to give any Person, other than the Parties and such permitted successors and assigns, any legal or equitable rights hereunder.

8.12 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held to be prohibited by, illegal or unenforceable under applicable law in any respect by a court of competent jurisdiction, such provision shall be ineffective only to the extent of such prohibition or illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

8.13 Counterparts. This Agreement may be executed simultaneously in counterparts (including by means of telecopied, facsimile or portable document format (pdf) signature pages), any one of which need not contain the signatures of more than one Party, but all such counterparts taken together shall constitute one and the same Agreement.

8.14 Defined Terms; Descriptive Headings; Interpretation. The headings and captions used in this Agreement and the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Unless otherwise defined herein or therein, capitalized terms used in this Agreement, or the Exhibits, Schedules or Annexes hereto, shall have meanings set forth on the Definitions Annex. The use of the phrase “ordinary course of business” shall mean “ordinary course of business consistent with past practice, including with respect to frequency and quantity.” The use of the word “including” herein shall mean “including without limitation.” The use of the word “knowledge” herein shall mean “knowledge after reasonable inquiry.” The Parties intend that each representation, warranty and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty or covenant.

8.15 Entire Agreement. This Agreement, the Transaction Documents and the agreements and documents referred to herein contain the entire agreement and understanding between the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, whether written or oral, relating to such subject matter in any way. Effective as of the Closing, the Confidentiality Agreement shall terminate and be of no further force or effect.

8.16 Schedules. Any information disclosed under any Schedule shall be deemed to be disclosed and incorporated into any other Schedule under this Agreement where such disclosure would be appropriate to the extent that the information disclosed in one Schedule is reasonably apparent on its face that it is applicable to such other Schedule. Any fact or item disclosed in any Schedule will not by reason only of such inclusion be deemed to be material and will not be employed as a point of reference in determining any standard of materiality under this Agreement. Information contained in a Schedule is Confidential Information for purposes hereof.

8.17 Governing Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement (including any tort and non-contractual claims) shall be governed by, and construed in accordance with, the laws of the Commonwealth of Pennsylvania without giving effect to any choice of law or conflict of law rules or provisions (whether of the Commonwealth of Pennsylvania or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the Commonwealth of Pennsylvania.

8.18 Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when delivered personally to the recipient, or one business day after being sent to the recipient by reputable overnight courier service (charges prepaid) provided that confirmation of delivery is received, or upon machine-generated acknowledgment of receipt after transmittal by facsimile or electronic mail (provided that a confirmation copy is sent via reputable overnight courier service for delivery within two business days thereafter). Such notices, demands and other communications shall be sent to the Purchasers and the Corporation at the addresses indicated below or to such other address or to the attention of such other Person as the recipient party has specified by prior written notice to the sending party.

The Corporation:	with a copy (which shall not constitute notice) to:

TriState Capital Holdings, Inc. One Oxford Centre 301 Grant Street, Suite 2700 Pittsburgh, PA 15222 Attention: James F. Getz Fax: (412) 304-0331	Keevican Weiss Bauerle & Hirsch LLC 1001 Liberty Avenue 11th Floor, Federated Investors Tower Pittsburgh, PA 15222 Attention: Leo Keevican, Esq. Fax: (412) 355-2609

Purchasers:	with a copy (which shall not constitute notice) to:

Lovell Minnick Partners LLC 150 N. Radnor Chester Road, Suite A200 Radnor, PA 19807 Attention: General Counsel Fax: (610) 995-9680	Davis Graham & Stubbs LLP 1550 17th Street, Suite 500 Denver, CO 80122 Attention: Jeffrey R. Brandel, Esq. Fax: (303) 893-1379

8.19 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this

Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

8.20 Consent to Jurisdiction. EXCEPT AS OTHERWISE PROVIDED IN SECTION 8.9 HEREOF, THE PARTIES AGREE THAT JURISDICTION AND VENUE IN ANY ACTION BROUGHT BY ANY PARTY PURSUANT TO THIS AGREEMENT SHALL PROPERLY (BUT NOT EXCLUSIVELY) LIE IN ANY FEDERAL OR STATE COURT LOCATED IN THE COMMONWEALTH OF PENNSYLVANIA. BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY IRREVOCABLY SUBMITS TO THE JURISDICTION OF SUCH COURTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY WITH RESPECT TO SUCH ACTION. THE PARTIES IRREVOCABLY AGREE THAT VENUE WOULD BE PROPER IN SUCH COURT, AND HEREBY WAIVE ANY OBJECTION THAT SUCH COURT IS AN IMPROPER OR INCONVENIENT FORUM FOR THE RESOLUTION OF SUCH ACTION. THE PARTIES FURTHER AGREE THAT THE MAILING BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, OF ANY PROCESS REQUIRED BY ANY SUCH COURT SHALL CONSTITUTE VALID AND LAWFUL SERVICE OF PROCESS AGAINST THEM, WITHOUT NECESSITY FOR SERVICE BY ANY OTHER MEANS PROVIDED BY STATUTE OR RULE OF COURT.

8.21 Waiver of Jury Trial. BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, EACH PARTY TO THIS AGREEMENT HEREBY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE BETWEEN OR AMONG ANY OF THE PARTIES HERETO, WHETHER ARISING IN CONTRACT, TORT, OR OTHERWISE, ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

*    *    *    *    *

The parties hereto have executed this Preferred Stock Purchase Agreement on the date first written above.

LM III TRISTATE HOLDINGS LLC

By:	LOVELL MINNICK EQUITY PARTNERS III
LP, its managing member

	By:	Lovell Minnick Equity Advisors III LP, its general partner

	By:	Fund III UGP LLC, its general partner

	By:	Lovell Minnick Partners LLC, its managing member

By:	/s/ James E. Minnick
Name:	James E. Minnick
Title:	President and Managing Director

LM III-A TRISTATE HOLDINGS LLC

By:	LOVELL MINNICK EQUITY PARTNERS
III-A LP, its managing member

	By:	Lovell Minnick Equity Advisors III LP, its general partner

	By:	Fund III UGP LLC, its general partner

	By:	Lovell Minnick Partners LLC, its managing member

By:	/s/ James E. Minnick
Name:	James E. Minnick
Title:	President and Managing Director

TRISTATE CAPITAL HOLDINGS, INC.

By:	/s/ James F. Getz
Name:	James F. Getz
Title:	Chairman & CEO

Signature Page to the Preferred Stock Purchase Agreement

PURCHASER CONDITIONS ANNEX

1.	Representations and Warranties. Each of the representations and warranties contained in Article 6 that are subject to materiality qualifications shall be true and correct in all respects at and as of the Closing, except for representations and warranties that speak as of a specific date or time other than the Closing Date, which shall be true and correct in all respects as of such date and time, and (ii) the representations and warranties contained in Article 6 hereof that are not subject to materiality qualifications shall be true and correct in all material respects at and as of the Closing, in each case as though then made and as though the Closing Date was substituted for the date of this Agreement throughout such representations and warranties, except for representations and warranties that speak as of a specific date or time other than the Closing Date, which shall be true and correct in all material respects as of such date and time.

2.	Compliance with Pre-Closing Covenants. The Corporation shall have performed all of the covenants and agreements required to be performed by it under this Agreement and the other Transaction Documents prior to the Closing.

3.	Change in Laws. Prior to the Closing Date, there have been no Laws enacted, or changes to any existing Laws, in each case, which could reasonably be expected to have an adverse effect upon the business, operations, assets, liabilities, condition (financial or otherwise), value, operating results or cash flow of the Corporation or any of its Subsidiaries, or could reasonably be expected to have an adverse effect on either of the Purchasers or either Purchaser’s investment in the Corporation.

4.	Proceedings. No suit, action or other proceeding is pending or, to the Knowledge of the Corporation, threatened before any Governmental Entity in which it is sought to restrain or prohibit the transactions contemplated hereby or that would adversely affect the right of the Purchasers to own the Series C Preferred or the operations or approvals of the Corporation or any of its Subsidiaries (other than any such suit, action or proceeding brought by any of the Parties against any of the other Parties), and no injunction, judgment, order, decree or ruling with respect thereto is in effect.

5.	Material Adverse Effect. Since December 31, 2011, there has been no Material Adverse Effect.

6.	Full Force and Effect. Each of the agreements and documents to be delivered pursuant to this Agreement is in full force and effect as of the Closing and no such agreement or document has been amended or modified.

7.	Registration Rights Agreement. The Corporation shall have duly executed and delivered the registration rights agreement in the form of Exhibit B (the “Registration Rights Agreement”), and the Registration Rights Agreement shall be in full force and effect as of the Closing and shall not have been amended or modified.

Purchaser Closing Deliveries Annex – Page 1

8.	Series C Preferred. The Corporation shall have delivered to each Purchaser or its custodian a certificate evidencing the shares of Series C Preferred purchased by such Purchaser under this Agreement, free and clear of all Encumbrances.

9.	Amendment to Articles of Incorporation. The Corporation shall have duly adopted and submitted to the department of State of the Commonwealth of Pennsylvania an amendment to the Corporation’s articles of incorporation in the form of Exhibit A-2.

10.	Certificate of Designation of the Corporation. The Corporation shall have duly adopted and submitted to the Department of State of the Commonwealth of Pennsylvania the Certificate of Designation of Perpetual Convertible Preferred Stock, Series C of the Corporation in form of Exhibit A-1.

11.	Amended and Restated By-laws. The Corporation shall have duly adopted the Amended and Restated By-laws in the form of Exhibit C, which shall be in full force and effect as of the Closing and shall not have been amended and modified.

12.	Amended and Restated By-laws of the Bank. The Corporation shall cause the Bank to duly adopt the Amended and Restated By-laws of the Bank in the form of Exhibit D, which shall be in full force and effect as of the Closing and shall not have been amended and modified.

13.	Third-Party Consents and Approvals. The Corporation and its Subsidiaries shall have obtained all third-party consents and approvals (x) that are necessary for the consummation of the transactions contemplated hereby and (y) that are required in order to prevent a breach of or default under, a termination or modification of, or acceleration of the terms of, any contract, agreement, instrument or document identified with an asterisk (*) on the Contracts Schedule (collectively, the “Third-Party Approvals”), in each case on terms and conditions satisfactory to the Purchasers.

14.	Governmental Consents and Approvals. The Parties and each of the Corporation’s Subsidiaries shall have made all filings required to be made by them and have obtained all Licenses and Governmental Approvals and other authorizations and consents required to be obtained under all applicable Laws to consummate the transactions contemplated by this Agreement in compliance with such Laws, in each case on terms and conditions satisfactory to each Purchaser. The Purchasers shall have received written confirmation, satisfactory to the Purchasers in their reasonable good faith judgment, from the Board of Governors of the Federal Reserve, to the effect that neither the Purchasers nor any of their Affiliates (which for purposes of this condition shall include all “affiliates” as defined in the BHC Act or Regulation Y of the Federal Reserve) shall be deemed to “control” the Corporation or any Subsidiary for purposes of the BHC Act by reason of the consummation of the transactions contemplated by this Agreement and the other Transaction Documents.

15.

No Burdensome Condition or Requirement. No condition or requirement that could reasonably be expected to be materially burdensome to the Purchasers shall be applicable (as determined by the Purchasers in their reasonable good faith discretion) or shall have

Purchaser Closing Deliveries Annex – Page 2

been imposed on the Purchasers by the Federal Reserve, the FDIC, the Pennsylvania Department of Banking or any other state or federal banking regulatory authority in connection with such regulatory authority’s approval of any transaction to be undertaken by the Corporation or otherwise in connection with the investment contemplated herein, as applicable, except for passivity or non-association commitments required by the Federal Reserve that are routine and consistent with past transactions.

16.	Real Property Holding Corporation Affidavit. The Corporation shall deliver to the Purchasers an affidavit, signed under penalties of perjury, stating that the Corporation is not and has not been a United States real property holding corporation, dated as of the Closing Date and in form and substance satisfactory to the Purchasers.

17.	Expenses. At the Closing, the Corporation shall have paid or reimbursed the Purchasers for the Expense Reimbursement by wire transfer or immediately available funds to an account or accounts designated by the Purchasers.

18.	Closing Documents. At the Closing, the Corporation shall have delivered (or caused to be delivered) to the Purchasers all of the following documents:

a.	Officer Certificate. A certificate from an officer of the Corporation, dated as of the Closing Date, stating that each of the conditions specified in this Purchaser Conditions Annex have been satisfied.

b.	Legal Opinion. An opinion of legal counsel to the Corporation, dated as of the Closing Date, in the form attached hereto as Exhibit E.

c.	Certificates of Good Standing. A good standing certificate of the Corporation and each of its Subsidiaries from its respective jurisdiction of organization and each jurisdiction in which it is qualified to do business as a foreign entity, dated as of a recent date prior to the Closing Date.

d.	Governing Documents. Certified copies of the Governing Documents of the Corporation and each of its Subsidiaries in effect as of the Closing Date.

e.	Board Resolutions. Certified copies of the resolutions duly adopted by the Board and the board of directors or similar governing body of each of its Subsidiaries authorizing the execution, delivery and performance of this Agreement and each of the other agreements contemplated hereby (including the Transaction Documents to be executed or delivered by the Corporation or such Subsidiary, as applicable) and the consummation of the transactions contemplated hereby (such Board Resolutions will, among other things, authorize the appointment to the Board of the Corporation and any Subsidiary of James E. Minnick.

f.	Shareholder and Board Resolutions of the Corporation. Certified copies of the shareholder resolutions of the Corporation and the Board approving and adopting the amendment to the Articles of Incorporation.

Purchaser Closing Deliveries Annex – Page 3

g.	Other Documents. Such other documents relating to the transactions contemplated by this Agreement as the Purchasers or its counsel may reasonably request.

Purchaser Closing Deliveries Annex – Page 4

CORPORATION CONDITIONS ANNEX

1.	Representations and Warranties. Each of the representations and warranties contained in Article 7 that are subject to materiality qualifications shall be true and correct in all respects at and as of the Closing, except for representations and warranties that speak as of a specific date or time other than the Closing Date, which shall be true and correct in all respects as of such date and time, and (ii) the representations and warranties contained in Article 7 hereof that are not subject to materiality qualifications shall be true and correct in all material respects at and as of the Closing, in each case as though then made and as though the Closing Date was substituted for the date of this Agreement throughout such representations and warranties, except for representations and warranties that speak as of a specific date or time other than the Closing Date, which shall be true and correct in all material respects as of such date and time.

2.	Pre-Closing Covenants. The Purchasers shall have performed all of the covenants and agreements required to be performed by them under this Agreement and the other Transaction Documents prior to the Closing.

3.	Proceedings. No suit, action or other proceeding shall be pending or, to the knowledge of the Purchasers, threatened before any Governmental Entity in which it is sought to restrain or prohibit the transactions contemplated hereby or that would materially and adversely affect the right of the Purchasers to own the Series C Preferred or the operations, approvals or accreditations of the Corporation or any of its Subsidiaries (other than any such suit, action or proceeding brought by any of the Parties against any of the other Parties), and no injunction, judgment, order, decree or ruling with respect thereto shall be in effect.

4.	Governmental Consents and Approvals. The Parties shall have obtained all Governmental Approvals that are required for the consummation of the transactions contemplated hereby.

5.	Officer’s Certificate. At the Closing, each Purchaser shall have delivered to the Corporation a certificate from an officer or manager of such Purchaser, dated as of the Closing, stating that each of the conditions specified in this Corporation Conditions Annex have been satisfied.

6.	Resolutions of General Partners. At the Closing, each Purchaser shall have delivered to the Corporation certified copies of the resolutions duly adopted by the general partners of each of the Purchasers authorizing the execution, delivery and performance of this Agreement and each of the other agreements contemplated hereby and the consummation of the transactions contemplated hereby.

7.	Full Force and Effect. Each of the agreements and documents to be delivered pursuant to this Agreement is in full force and effect as of the Closing and no such agreement or document has been amended or modified.

Corporation Closing Deliveries Annex – Page 1

8.	Third-Party Consents and Approvals. The Purchasers shall have obtained all third-party consents and approvals that are necessary for the consummation of the transactions contemplated hereby, in each case on terms and conditions reasonably satisfactory to the Corporation.

9.	Governmental Consents and Approvals. The Purchasers shall have made all filings required to be made by them and have obtained any Licenses and Governmental Approvals and other authorizations and consents required to be obtained under all applicable Laws to consummate the transactions contemplated by this Agreement in compliance with such Laws, in each case on terms and conditions satisfactory to the Corporation.

10.	No Burdensome Condition or Requirement. No condition or requirement that could reasonably be expected to be materially burdensome to the Corporation shall be applicable (as determined by the Corporation in its reasonable good faith discretion) or shall have been imposed on the Corporation by the Federal Reserve, the FDIC, the Pennsylvania Department of Banking or any other state or federal banking regulatory authority in connection with such regulatory authority’s approval of any transaction to be undertaken by the Purchasers, the Corporation or otherwise in connection with the investment contemplated herein, as applicable, except for passivity or non-association commitments of the Purchasers required by the Federal Reserve that are routine and consistent with past transactions.

Purchaser Closing Deliveries Annex – Page 2

COVENANTS ANNEX

1.	Financial Statements and Other Information. So long as any Purchaser holds any Equity Securities and the Purchasers collectively hold at least twenty-five percent (25%) of the Equity Securities the Purchasers (and their permitted successors and assigns) purchased pursuant to this Agreement, the Corporation shall deliver to each Purchaser:

(a)	as soon as available but in any event within thirty (30) days after the end of each quarterly accounting period in each fiscal year, unaudited consolidating and consolidated statements of income and cash flows of the Corporation and its Subsidiaries for such quarterly period and for the period from the beginning of the fiscal year to the end of such quarter, and consolidating and consolidated balance sheets of the Corporation and its Subsidiaries as of the end of such quarterly period, all prepared in accordance with GAAP, subject to the absence of footnote disclosures, normal year-end adjustments, and accompanied by a certificate (an “Officer’s Certificate”) from either the chief executive officer or chief financial officer of the Corporation stating the following: “To the knowledge of the undersigned, the information contained in the financial statements attached to this certificate fairly presents, in all material respects, the financial condition and results of operations of the Corporation and its Subsidiaries.”;

(b)	as soon as available but in any event within seventy-five (75) days after the end of each fiscal year, audited consolidating and consolidated statements of income and cash flows of the Corporation and its Subsidiaries for such fiscal year, and consolidating and consolidated balance sheets of the Corporation and its Subsidiaries as of the end of such fiscal year, setting forth in each case comparisons to the annual budget and to the preceding fiscal year, all prepared in accordance with GAAP accompanied by (i) with respect to the consolidated portions of such statements (except with respect to budget data), an opinion of an independent accounting firm of recognized national standing, (ii) a copy of such accounting firm’s annual management letter to the Board and (iii) an Officer’s Certificate from either the chief executive officer or chief financial officer of the Corporation stating the following: “To the knowledge of the undersigned, the information contained in the financial statements attached to this certificate fairly presents, in all material respects, the financial condition and results of operations of the Corporation and its Subsidiaries.”;

(c)	promptly (but in any event within fifteen (15) business days) after transmission thereof, copies of all financial statements, proxy statements, reports and any other general written communications that the Corporation sends to its shareholders and copies of all registration statements and all regular, special or periodic reports that it files, or any of its officers or directors file with respect to the Corporation, with the Securities and Exchange Commission or with any securities exchange on which any of the Corporation’s securities are then listed; and

Covenants Annex – Page 1

(d)	each of the financial statements referred to in Sections 1(a) and 1(b) shall be true and correct in all material respects as of the dates and for the periods stated therein, subject in the case of the unaudited financial statements to changes resulting from normal year-end audit adjustments (none of which would, alone or in the aggregate, have a Material Adverse Effect).

2.	Access Rights. So long as any Purchaser holds Equity Securities, the Corporation shall permit any representatives designated by any Purchaser, upon reasonable notice and at mutually agreeable times during normal business hours, to (a) visit and inspect any of the properties of the Corporation and its Subsidiaries, (b) examine the corporate and financial records of the Corporation and its Subsidiaries and make copies thereof or extracts therefrom and (c) discuss the affairs, finances, and accounts of any such entities with the directors, officers, key employees and independent accountants of the Corporation and Subsidiaries; provided, that, in each case, access to highly confidential proprietary information and facilities need not be provided.

3.	Observation Rights. So long as the Purchasers hold collectively 9.9% or more of all of the outstanding shares of Collective Common Stock of the Corporation on an as-converted basis, the Corporation shall cause the Bank to invite one (1) Person designated by the Purchasers (the “Observer”) to attend meetings of the board of directors of the Bank in a nonvoting observer capacity; provided, however, that the rights of the Observer will be limited to the right to attend and take notes at such a meeting and the Observer will not participate in any discussions at any meetings. The Corporation shall cause the Bank to notify the Observer of all regular meetings and special meetings of the board of directors of the Bank. The Corporation shall cause the Bank to provide the Observer with copies of all notices, minutes, consents and other material that it provides to all other members of the board of directors of the Bank concurrently as such materials are provided to the other members.

4.	FIRPTA. The Corporation acknowledges that each of the Purchaser’s equityholders may have foreign persons and entities as partners and that the Purchaser may be required to file or cause to be filed in the future with the IRS certain statements with its United States income tax returns required under Section 1.897-2(h) of the Treasury Regulations. The Corporation shall use reasonable efforts to avoid having assets that consist of “United States real property interests” within the meaning of Section 897 of the IRC at any time in such an amount that could cause the Corporation to become a “United States real property holding corporation” within the meaning of Section 897. In the event the Corporation has reason to believe that the Corporation could become a “United States real property holding corporation” as so defined, it shall promptly notify each Purchaser in writing of such fact.

5.

Current Public Information. At all times after the Corporation (or its successor) has filed a registration statement with the Securities and Exchange Commission pursuant to the requirements of either the Securities Act or the Securities Exchange Act, the Corporation (or its successor) shall file all reports required to be filed by it under the Securities Act and the Securities Exchange Act and the rules and regulations adopted by the Securities

Covenants Annex – Page 2

and Exchange Commission thereunder and shall comply with any applicable requirements of the Registration Rights Agreement.

6.	Public Disclosures. The Corporation shall not, nor shall it permit any Subsidiary to, disclose the name or identity of any Purchaser (or any Affiliate thereof) as an investor in the Corporation in any press release or other public announcement or in any document or material filed with any governmental entity (other than tax filings in the ordinary course), without the prior written consent of such Purchaser, unless such disclosure is required by applicable law, governmental regulations, by order of a court of competent jurisdiction, in which case prior to making such disclosure the Corporation shall give written notice to such Purchaser describing in reasonable detail the proposed content of such disclosure and shall permit such Purchaser to review and comment upon the form and substance of such disclosure.

7.	Indemnification of Directors; First Resort. The indemnification provisions set forth in the Bylaws of the Corporation and its Subsidiaries are hereby incorporated by reference for the benefit of any Person that serves as a director of the Corporation or any of its Subsidiaries at the direction of a Purchaser. The Corporation or any of its Subsidiaries, as the case may be, shall be the indemnitor of first resort with respect to indemnifiable claims against a person with a claim for indemnification under the By-Laws of such entity (a “Bylaw Indemnitee”) who also has rights to indemnification, advancement of expenses and/or insurance provided by the Purchasers and/or certain of their respective Affiliates (the “Affiliate Indemnitors”), such that the Corporation’s obligations to such Bylaw Indemnitees are primary and any obligation of the Affiliate Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by such Bylaw Indemnitee is secondary. The Corporation or its Subsidiary, as the case may be, shall advance the full amount of expenses incurred by such Bylaw Indemnitee to the extent provided for in the relevant bylaws and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted consistent with the relevant bylaws, without regard to any rights such Bylaw Indemnitees may have against the Affiliate Indemnitors. The Corporation hereby irrevocably waives, relinquishes and releases, and will cause any of its Subsidiaries to waive, relinquish and release, the Affiliate Indemnitors from any and all claims against the Affiliate Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Corporation shall indemnify the Affiliate Indemnitors directly for any amounts that the Affiliate Indemnitors pay as indemnification or advancement on behalf of any such Bylaw Indemnitee and for which such Bylaw Indemnitee may be entitled to indemnification from the Corporation or any of its Subsidiaries in connection with serving as a director or officer of the Corporation or any of its Subsidiaries. No advancement or payment by the Affiliate Indemnitors on behalf of any such Bylaw Indemnitee with respect to any claim for which such Bylaw Indemnitee has sought indemnification from the Corporation or any of its Subsidiaries shall affect the obligations of the Corporation and its Subsidiaries hereunder and the Affiliate Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Bylaw Indemnitee against the Corporation or any of its Subsidiaries.

Covenants Annex – Page 3

9.	Director and Officer Liability Insurance. The Corporation shall at all times maintain director and officer liability insurance in an amount, and upon the terms and conditions, that is customary in the industry.

10.	Director Fees & Expenses. The Corporation shall pay or reimburse the directors elected by the Purchasers in their capacity as holders of Series C Preferred for attending meetings of the stockholders, the Board and committees thereof in the same manner as the Corporation pays (or reimburses, as applicable) for fees and expenses incurred by other directors of the Corporation.

11.	Sufficiency of Conversion Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Conversion Stock, solely for the purpose of issuance upon the conversion of the Series C Preferred, such number of shares of Conversion Stock issuable upon the conversion of all Series C Preferred that has been or may be, at the option of LM III and LM III-A, respectively, issued pursuant to the terms of this Agreement. All shares of Conversion Stock which are so issuable shall, when issued, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens, charges and encumbrances. The Corporation shall take all such actions as may be necessary to assure that all such shares of Conversion Stock may be so issued without violation of any applicable Law or any requirements of any domestic securities exchange upon which shares of Conversion Stock may be listed (except for official notice of issuance which shall be immediately delivered by the Corporation upon each such issuance). The Corporation shall not take any action which would cause the number of authorized but unissued shares of Conversion Stock to be less than the number of such shares required to be reserved under the terms of the Series C Preferred as set forth in the Certificate of Designation for issuance upon conversion of the Series C Preferred.

12.	VCOC Rights. In the event, and to the extent that, it is reasonably determined that the rights afforded to the Purchasers pursuant to this Covenants Annex are not sufficient for purposes of the Department of Labor’s “plan assets” regulations, to the extent such plan assets regulations applies to the investment in the Series C Preferred, the Purchasers and the Corporation shall cooperate in good faith to agree upon mutually satisfactory management access and information rights which satisfy such regulations.

13.	Redemption of TARP Shares. The Corporation shall use its commercially reasonable efforts to receive all required Governmental Approvals in order for the Corporation to use a portion of the proceeds that it receives in exchange for the Series C Preferred to redeem all of the issued and outstanding shares of the TARP Series A Preferred Stock and the TARP Series B Preferred Stock issued to the Treasury under the TARP Capital Purchase Program instituted under the Emergency Economic Stabilization Act of 2008, as amended by the American Recovery and Reinvestment Act of 2009, within a commercially reasonable period of time after the consummation of the transactions contemplated in this Agreement.

Covenants Annex – Page 4

DEFINITIONS ANNEX

The following terms have the meanings set forth below:

“Adjusted Ownership Limit” means, as of any date of determination, 24.9% of the total equity of the Corporation outstanding at such time.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise, and such “control” will be presumed if any Person owns twenty-five percent (25%) or more of the voting capital stock or other Equity Securities, directly or indirectly, of any other Person.

“Affiliate Indemnitors” has the meaning set forth in Section 8.8(a).

“Agency” has the meaning set forth in Section 6.29(b).

“Agreement” has the meaning set forth in the Preamble.

“Amended and Restated Bylaws of the Corporation” means the Amended and Restated Bylaws of the Corporation attached hereto as Exhibit C.

“Amended and Restated Bylaws of the Bank” means the Amended and Restated Bylaws of the Bank attached hereto as Exhibit D.

“Annexes” means, collectively, the annexes to the Agreement, and “Annex” means any of the Annexes individually.

“Assets” has the meaning set forth in Section 6.16.

“Bylaw Indemnitee” has the meaning set forth in Section 8.8(a).

“Bank” has the meaning set forth in the Preamble.

“BHC Act” has the meaning set forth in Section 6.1.

“Board” means the board of directors of the Corporation.

“Certificate of Designation” means Corporation’s Certificate of Designation of Perpetual Convertible Preferred Stock, Series C in the form attached hereto as Exhibit A-1, as it may be amended or restated from time to time.

“CIBC Act” means the Change in Control Bank Act of 1978, as amended.

“Closing” has the meaning set forth in Section 1.3.

Definitions Annex – Page 1

“Closing Date” has the meaning set forth in Section 1.3.

“Code” means the Internal Revenue Code of 1986, as amended, taken together with any applicable Treasury Regulations, and any reference to any particular Code Section shall be interpreted to include any revision of or successor to that Section regardless of how numbered or classified.

“Collective Common Stock” means, collectively, the Common Stock and any capital stock of any class of the Corporation hereafter authorized which is not limited to a fixed sum or percentage of par or stated value in respect to the rights of the holders thereof to participate in dividends or in the distribution of assets upon any liquidation, dissolution or winding up of the Corporation.

“Common Stock” has the meaning set for in the Corporation’s Articles of Incorporation.

“Confidentiality Agreement” means that certain Confidentiality and Non-Disclosure Agreement dated as of February 13, 2012 by and between the Corporation and Lovell Minnick Partners LLC.

“Confidential Information” has the meaning set forth in Section 8.5(b).

“Corporation” has the meaning set forth in the Preamble.

“Conversion Stock” means, with respect to the Series C Preferred, shares of the Corporation’s Collective Common Stock; provided that if there is a change such that the securities issuable upon conversion of the Series C Preferred are issued by an entity other than the Corporation or there is a change in the type or class of securities so issuable, then the term “Conversion Stock” shall mean one share of the security issuable upon conversion of the Series C Preferred if such security is issuable in shares, or shall mean the smallest unit in which such security is issuable if such security is not issuable in shares.

“CPP” has the meaning set forth in Section 6.36.

“Employee Benefit Plan” has the meaning set forth in Section 6.20.

“Encumbrances” means, with respect to any Equity Securities, any Liens, agreements (other than the applicable Governing Documents and any Transaction Documents), voting trusts, proxies and other arrangements or restrictions of any kind whatsoever.

“Equity Securities” means any ownership interests, membership interests, partnership interests, profits interests, capital stock or other equity interests, or securities exercisable or exchangeable for or convertible into, or warrants, options and other rights to acquire, membership interests, partnership interests, capital stock or other equity interests or ownership interests.

Definitions Annex – Page 2

“ERISA” has the meaning set forth in Section 6.20.

“ERISA Affiliate” has the meaning set forth in Section 6.20.

“Exchange Act” means, the Securities Exchange Act of 1934, as amended, or any similar federal law then in force.

“Exhibits” means, collectively, the exhibits to the Agreement, and “Exhibit” means any of the Exhibits individually.

“Family” means with respect to an individual: (i) the individual; (ii) the individual’s spouse; (iii) any other natural person who is related to the individual or the individual’s spouse within the second degree; and (iv) any other natural person who resides with such individual.

“FDIC” means the Federal Deposit Insurance Corporation.

“Federal Reserve” has the meaning set forth in Section 6.1.

“Financial Statements” has the meaning set forth in Section 6.6.

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Governing Documents” means, with respect to any Person, its certificate of incorporation, articles of incorporation, articles of association, certificate of formation and limited liability company agreement or limited partnership agreement, and bylaws or similar governing documents.

“Governmental Approval” means any license, permit, approval, certification, accreditation, authorization or order of, notification to, or filing with, any Governmental Entity.

“Governmental Entity” means any federal, state, local or foreign government or governmental, regulatory, political, judicial or quasi-judicial or administrative subdivision, department, authority, entity, agency, commission, board, bureau, or instrumentality, or any court or arbitrator, including the Federal Reserve and the FDIC.

“Improvements” has the meaning set forth in Section 6.26(c).

“Indebtedness” means at any particular time, without duplication, (a) all indebtedness of the Corporation or any of its Subsidiaries for borrowed money, (b) all obligations of the Corporation or any of its Subsidiaries evidenced by any note, bond, debenture or other similar instrument or debt security, (c) all indebtedness for the deferred purchase price of property or services with respect to which the Corporation or any of its Subsidiaries is liable, contingently or otherwise, as obligor or otherwise, which is not evidenced by a trade payable or other current liability, (d) all obligations of the Corporation or any of its Subsidiaries arising from deferred compensation, consulting or noncompetition arrangements, (e) all obligations of the Corporation

Definitions Annex – Page 3

or any of its Subsidiaries under capitalized leases, (f) all obligations secured by a Lien on any of the Corporation’s or any of its Subsidiaries’ assets, (g) all guarantees (including guarantees in the form of an agreement to repurchase or reimburse) by the Corporation or any of its Subsidiaries of the obligations of another Person and other commitments by the Corporation or any of its Subsidiaries that assures a creditor against loss (including contingent reimbursement obligations with respect to letters of credit), (h) any payment or other obligation of the Corporation or any of its Subsidiaries which is triggered in whole or in part as a result of the transactions contemplated hereby, (i) all liabilities of the Corporation or any of its Subsidiaries classified as non-current liabilities in accordance with GAAP as of the Closing and (j) all accrued interest, prepayment premiums or penalties related to any of the foregoing.

“Indemnifying Party” has the meaning set forth in Section 8.7(a).

“Indemnitees” means, collectively, the Purchasers and their Affiliates, the Corporation and its Subsidiaries (except where the Corporation is the indemnifying Party) and their respective partners, members, officers, employees, agents, representatives, successors and assigns.

“Indemnity Acknowledgement Period” has the meaning set forth in Section 8.7(a).

“Insider” means an executive officer, director, or principal shareholder of a Person, and includes any related interest of such a Person.

“Insider Loan” has the meaning set forth in Section 6.22(b).

“Intellectual Property Rights” means any and all intellectual and proprietary rights and rights in confidential information of any kind, including all (a) patents patent applications, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice), (b) internet domain names, trademarks, service marks, trade dress, trade names, logos and entity names (together with all of the goodwill associated therewith), (c) copyrights and copyrightable works, (d) mask works, (e) registrations and applications for registration for any of the foregoing, (f) computer software programs and applications (including (w) software implementations of algorithms, models and methodologies, whether in source code or object code, (x) databases and compilations, including data and collections of data, (y) descriptions, flowcharts and other work product used to design, plan, organize and develop any of the foregoing, and (z) all documentation, manuals and other materials relating to any of the foregoing), (g) trade secrets and other confidential information (including ideas, formulas, compositions, know-how, production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, financial and marketing plans and customer and supplier lists and information), (h) other intellectual property, and (i) copies and tangible embodiments thereof (in whatever form or medium).

“Investment” as applied to any Person means (a) any direct or indirect purchase or other acquisition by such Person of any notes, obligations, instruments or Equity Securities (including joint venture interests) of any other Person and (b) any capital contribution by such Person to any other Person.

Definitions Annex – Page 4

“Investment Amount” means an amount equal to $50,000,000.

“Key Employee” or “Key Employees” has the meaning set forth in Section 6.19(a).

“Knowledge” as used in the phrases “to the Knowledge of Corporation,” “to the Corporation’s Knowledge” or phrases of similar import means the knowledge or awareness, after reasonable inquiry of any of James F. Getz, William Schenck, Mark Sullivan, Brian Fetterolf, Tom Groneman, Charles Fawcett, Tito Lima, or Jan Bone.

“Latest Balance Sheet” has the meaning set forth in Section 6.6(b).

“Laws” means any federal, state, local or foreign statute, law, regulation, rule, order, principle of common law, or enforced by, any Governmental Entity.

“Leased Real Property” has the meaning set forth in Section 6.26(a).

“Leases” has the meaning set forth in Section 6.26(a).

“Licenses” means all licenses, permits, approvals, certifications, accreditations, authorizations or orders of, notifications to, or filings with, any Governmental Entity or any other Person.

“Lien” or “Liens” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), any sale of receivables with recourse, and any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar statute (other than to reflect ownership by a third party of property leased to the Corporation or any of its Subsidiaries under a lease which is not in the nature of a conditional sale or title retention agreement).

“LM III” has the meaning set forth in the Preamble.

“LM III-A” has the meaning set forth in Preamble.

“Loan Investor” has the meaning set forth in Section 6.29(b).

“Loss” or “Losses” means any loss, liability, cost, damage, deficiency, amount, Tax, fine or expense, whether or not arising out of third party claims (including interest, penalties, reasonable attorneys’ fees and expenses and all amounts paid in investigation, defense or settlement of any of the foregoing).

“Material Adverse Effect” means any event, condition or change which (individually or in the aggregate with all other such events, conditions or changes) has had or would reasonably be expected to have a material adverse effect upon the business, operations, prospects, assets,

Definitions Annex – Page 5

liabilities, condition (financial or otherwise), value, operating results or cash flow of the Corporation or any of its Subsidiaries taken as a whole.

“Material Contract” has the meaning set forth in Section 6.18(n).

“nonqualified deferred compensation plan” has the meaning set forth in Section 6.17(j).

“Observer” shall have the meaning set forth in Section 3 of the Covenants Annex.

“Officer’s Certificate” has the meaning set forth in Section l(a) of the Covenants Annex.

“Owned Real Property” has the meaning set forth in Section 6.26(a).

“Ownership Cap” means, as of any date of determination, 24.9% of any class of Voting Securities of the Corporation outstanding at such time. Any calculation of a holder’s percentage ownership of the outstanding Voting Securities of the Corporation for purposes of this definition shall be made in accordance with the relevant provisions of Regulation Y of the Federal Reserve (12 C.F.R. 225 et. seq.).

“Party” or “Parties” has the meaning set forth in the Preamble.

“Permitted Encumbrances” means (i) statutory liens for current Taxes or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings by the Corporation and for which appropriate reserves have been established in accordance with GAAP; (ii) mechanics,’ carriers,’ workers,’ repairers’ and similar statutory liens arising or incurred in the ordinary course of business for amounts which are not delinquent and which are not, individually or in the aggregate, significant; (iii) zoning, entitlement, building and other land use regulations imposed by governmental agencies having jurisdiction over the Leased Real Property which are not violated by the current use and operation of the Leased Real Property and (iv) covenants, conditions, restrictions, easements and other similar matters of record affecting title to the Leased Real Property which do not materially impair the occupancy or use of the Leased Real Property for the purposes for which it is currently used or proposed to be used in connection with the Corporation’s business or any of its Subsidiaries’ businesses.

“Person” means a natural person, a partnership, a corporation, a limited liability company, an association, a joint stock corporation, a trust, a joint venture, an unincorporated organization and a Governmental Entity.

“Plan” has the meaning set forth on Section 6.17(j).

“Preemptive Rights Offering” has the meaning in ARTICLE 2.

“Preferred Purchase Price” means $1,025.00.

Definitions Annex – Page 6

“Public Offering” means any offering by the Corporation of its capital stock or equity securities to the public pursuant to an effective registration statement under the Securities Act, or any comparable statement under any similar federal statute then in force.

“Purchaser” or “Purchasers” has the meaning set forth in the Preamble.

“Real Property” has the meaning set forth in Section 6.26(c).

“Registration Rights Agreement” has the meaning set forth in Section 7 of the Purchaser Conditions Annex.

“Regulatory Agreement” has the meaning set forth in Section 6.11.

“Reports” has the meaning set forth in Section 6.15.

“Schedules” means, collectively, the schedules to the Agreement, and “Schedule” means any of the Schedules individually.

“Securities Act” means the Securities Act of 1933, as amended, or any similar federal law then in force.

“Series C Preferred” has the meaning set forth in the Recitals.

“Series C Preferred Shares” means, the number of shares of Series C Preferred determined by the following formula: the Investment Amount divided by the Preferred Purchase Price.

“Subsidiary” means with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of membership, partnership or other similar ownership interest thereof or the power to elect or appoint a majority of the managers or governing body thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control the sole, or a majority of the, managing director(s), managing member(s), manager(s), board of managers or general partner of such limited liability company, partnership, association or other business entity. For purposes hereof, references to a “Subsidiary” of any Person shall be given effect only at such times that such Person has one or more Subsidiaries, and, unless otherwise indicated, the term “Subsidiary” refers to a Subsidiary of the Corporation.

Definitions Annex – Page 7

“TARP Series A Preferred Stock” has the meaning set forth in Section 4.3.

“TARP Series B Preferred Stock” has the meaning set forth in Section 4.3.

“Tax” or “Taxes” means federal, state, county, local, foreign or other income, gross receipts, ad valorem, franchise, profits, sales or use, transfer, registration, excise, utility, environmental, communications, real or personal property, capital interests, license, payroll, wage or other withholding, employment, social security, severance, stamp, occupation, alternative or add-on minimum, estimated and other taxes of any kind whatsoever (including deficiencies, penalties, additions to tax, and interest attributable thereto) whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person (including any obligation to make a tax distribution to members of a partnership or limited liability company).

“Tax Return” means any return, information report, declaration, claim for refund or filing with respect to Taxes, including any schedules attached thereto and including any amendment or supplements thereof.

“Third-Party Approvals” has the meaning set forth in Section 16 of the Purchaser Conditions Annex.

“Third-Party Claim” has the meaning set forth in Section 8.7(a).

“Transaction Documents” means this Agreement, the Certificate of Designation, Registration Rights Agreement, the Amended and Restated Bylaws of the Corporation, the Amended and Restated By-Laws of the Bank, and all other agreements, certificates and instruments contemplated hereby and thereby.

“Treasury” has the meaning set forth in Section 6.36.

“Treasury Regulations” means the United States Treasury Regulations promulgated under the Code, and any reference to any particular Treasury Regulation Section shall be interpreted to include any final or temporary revision of or successor to that Section regardless of how numbered or classified.

“Voting Securities” means, as of the date of determination, the voting securities, as that term is defined under Regulation Y of the Federal Reserve (12 C.F.R. §225 et. seq.), of the Corporation.

“WARN Act” has the meaning set forth in Section 6.21.

Definitions Annex – Page 8

Schedule A

Purchaser	Percentage	Investment Amount	Series C Shares*
LM III TriState Holdings LLC	69.1607%	$34,580,350	33,736.927
LM III-A TriState Holdings LLC	30.8393%	$15,419,650	15,043.561

Total	100%	$50,000,000	48,780.488

*	Preferred Purchase Price per share equals $1,025.00.

Schedule A